As filed with the Securities and Exchange Commission on May 14, 2007
                                                     Registration No. 333-129579

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                   Post Effective Amendment No. 3 to Form SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
               (Exact name of registrant as specified in charter)

         Florida                          3714                  98-0346454
(State or other jurisdiction of    (Primary Standard        (I.R.S. Employer
incorporation or organization)      Industrial Code)      Identification Number)

                               335 Connie Crescent
                        Concord , Ontario L4K 5R2 Canada
                                  905-695-4142
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  David Johnson
                      President and Chief Executive Officer
                     Environmental Solutions Worldwide, Inc.
                               335 Connie Crescent
                        Concord , Ontario L4K 5R2 Canada
                                  905-695-4142
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             JOSEPH A. BARATTA, ESQ.
                          BARATTA, BARATTA & AIDALA LLP
                                597 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                             (212) 750-9700 (PHONE)
                              (212) 750-8297 (FAX)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [x].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ].

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MAY 14, 2007

                                Explanatory Note

This Post-Effective Amendment No. 3 to our Registration Statement on Form SB-2 (Registration No. 333-129579) amends our Registration Statement declared effective by the Securities and Exchange Commission on June 6, 2006 to include information from our Form 10-KSB, filed with the Commission on March 30, 2007 and our Form 10-KSB/A (No. 1) filed with the Commission on April 27, 2007, and to update our financial information to include our December 31, 2006 results.

                                   PROSPECTUS

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                        37,783,114 Shares of Common Stock

     o This Prospectus relates to the resale of our common stock by the selling security holders of up to 37,783,114 shares of our common stock of which 15,974,107 shares of common stock have been previously issued; 2,502,500 shares of common that may be issued upon the exercise of 2,502,500 warrants issued to certain selling stockholders with an exercise price of $0.90 per warrant; 385,000 shares of common stock that may be issued upon the exercise of 385,000 warrants issued to certain selling stockholders with an exercise price of $2.00 per warrant; 385,000 shares of common stock that may be issued upon the exercise of 385,000 warrants issued to certain selling stockholders with an exercise price of $3.00 per warrant; 12,200,000 shares of common stock that may be issued upon the conversion of $6,100,000 of debentures previously issued to certain selling security holders; up to 1,045,713 shares of our common stock issued for interest earned on debentures, as well as a good faith estimate of additional shares that may be issued for interest earned on the debentures; 3,050,000 shares of common stock that may be issued upon the exercise of 3,050,000 warrants previously issued to certain selling stockholders with an exercise price of $0.85 per warrant; 2,585,295 shares of common that were issued upon the exercise of 5,170,590 warrants issued to certain selling stockholders; 750,000 shares of common stock that were issued upon the exercise of 750,000 warrants issued to certain selling stockholders with an exercise price of $0.17 per warrant; and 2,976,667 shares of common that may be issued upon the exercise of 2,976,667 options issued to certain officers, directors, employees and consultants with exercise prices ranging from of $0.45 to $0.66 per option.

     o We will not receive any proceeds from the sale of these shares as we previously received payment from selling stockholders when they purchased their shares, debentures and warrants from us. We may however receive proceeds from the exercise of warrants and options issued to the selling stockholders and those proceeds will be used for general corporate purposes.

     o Certain selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with their sales.

     o Our common stock is traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "ESWW". The last reported sales price for our common stock on the OTCBB on May 3, 2007 was $0.77 per share. Our Common Stock also trades on the Frankfurt exchange under the symbol "EOW."

Each of the selling stockholders may offer the shares from time to time and in any of several different ways, including:

     o    through brokers or other agents;

     o to underwriters or dealers on a "firm commitment" or "best efforts" basis;

     o directly to one or more purchasers; or by a combination of these methods of sale; and

     o    in any other lawful manner.

All of the common shares, debentures and warrants were previously issued in private placement transactions. Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, and is listed on the Over the Counter Bulletin Board Market under the symbol "ESWW". Our Common Stock also trades on the Frankfurt exchange under the symbol "EOW".

See "Plan of Distribution" for a further description of how generally selling security holders may dispose of the shares covered by this prospectus.

The selling stockholders may sell their shares at whatever prices are current at the time of a sale or at other prices to which they agree.

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is ____________, 2007

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY INFORMATION                                                            4

FORWARD-LOOKING STATEMENTS                                                     4

RISK FACTORS                                                                   7

USE OF PROCEEDS                                                               14

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                      14

DESCRIPTION OF BUSINESS                                                       15

DESCRIPTION OF PROPERTY                                                       27

MANAGEMENT'S DISCUSSION AND ANALYSIS                                          27

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                  49

EXECUTIVE COMPENSATION                                                        52

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                56

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                60

DESCRIPTION OF SECURITIES                                                     61

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES                                                  61

PLAN OF DISTRIBUTION                                                          61

SELLING STOCKHOLDERS                                                          63

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE                                                        68

LEGAL MATTERS                                                                 69

EXPERTS                                                                       69

WHERE YOU CAN FIND MORE INFORMATION                                           69

INDEX TO FINANCIAL STATEMENTS                                                 70

EXHIBITS                                                                      73

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                               SUMMARY INFORMATION

The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this Prospectus. At various places in this Prospectus, we may make reference to the "company" or "us" or "we." When we use those terms, unless the context otherwise requires, we mean Environmental Solutions Worldwide, Inc. and its subsidiaries.

                            FORWARD LOOKING STATEMENTS

Except for historical information, the information contained in this prospectus and in our reports filed with the SEC are "forward looking" statements about our expected future business and financial performance. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and , in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks are described in the section entitled "Risk Factors" beginning on page 7 and specifically address factors that may affect our future operating results and financial performance.

                  About Environmental Solutions Worldwide, Inc.

Environmental Solutions Worldwide, Inc. ("ESW"), was formed in 1987 in the State of Florida as BBC Stock Market, Inc. ("BBC") as a development stage enterprise. ESW did not engage in any significant business until January 1999 when it acquired all of the issued and outstanding shares of BBL Technologies Inc., a private company based in Ontario, Canada ("BBL"). BBC subsequently changed its name to Environmental Solutions Worldwide, Inc. From 1999 to 2001, ESW was a development stage company. In 2005, ESW relocated offices to its present location, along with its new high volume manufacturing facility located at 335 Connie Crescent, Concord, Ontario L4K 5R2 Canada. Their prototyping and custom manufacturing and testing facility is in Montgomeryville, Pennsylvania. ESW's telephone number is (905) 695-4142.

ESW, through its wholly owned subsidiaries, is engaged in the design, development, manufacturing and sales of environmental technologies and testing services with its primary focus on the international on-road and off-road diesel market. ESW currently manufactures and markets a line of catalytic emission control and enabling technologies for a number of applications. Our main line of business is the production of catalyzed substrates as an integral part of our catalytic converter systems and diesel oxidation catalyst systems sold worldwide. Our company serves original equipment vehicle manufacturers ("OEMs"), as well as the retrofit and aftermarket sectors of the industry.

ESW operates through three wholly owned subsidiaries:

ESW America, Inc. (a Delaware based corporation) is our technical, research and development division. ESW America houses our U.S. Environmental Protection Agency ("EPA") and California Air Resources Board ("CARB") recognized engine emissions testing laboratory and certification services known under the trade name "Air Testing Services(TM) ("ATS"). ATS is also recognized by Mine Safety and Health Administration ("MSHA") as being capable of performing verification testing on diesel engine aftertreatment devices. ESW America's capabilities include certification and verification of internal combustion and compression engines ranging from 0.5 to 600 horse power as well as vehicle chassis testing capabilities up to 1000 horse power. ESW America also houses our catalyst coating laboratory and production facilities and continues to manufacture our custom catalytic solution systems and various other catalyst systems for our customers. ESW America is a fully compliant ISO 9001:2000 certified manufacturing and laboratory testing facility.

ESW Canada, Inc. (an Ontario corporation) serves as our high volume production and substrate manufacturing facility, as well as houses our sales division, managing all sales and marketing globally for our catalytic product lines as well as our development and testing services. ESW Canada houses our manufacturing line for all of our military products including the Stlth Cat(TM) and Scat-IR-Shield(TM) exhaust shielding technology. ESW Canada also serves as the base distribution center for our Original Equipment Manufacturers ("OEM") customers as well as our business partners worldwide.

ESW Technologies, Inc. (a Delaware based corporation) holds our intellectual property, and/or rights to the same.

Our performance and growth is directly related to certain trends within the global market. One example is the need to reduce harmful emissions exhausting from all types of combustion and compression engines, which is directly related to the global response and efforts by world governments, at all levels, to implement the legislative requirements upon both manufacturers as well as re-sellers of both combustion, and compression engines and equipment, to comply with the ever increasing more stringent requirements for reducing the emissions being emitted from these engines into our environment.

In addition to the current market sectors targeted, ESW has recently engaged in the niche mining market sector with extremely positive results. Again following the global trend of legislation aimed at improving the level of safety, in addition to the air quality present inside of the mines. ESW has developed a specific catalyst system, the "M Cat(TM)" as well as formed several partnerships to develop complete package system solutions, the "Terra Cat(TM) System", both aimed at reducing the harmful emissions and improving the level of safety in the mining environment. In addition to the development of these new products, ESW is working with MSHA (Mining Safety and Heath Administration) in an effort to increase the scope and capabilities of the Air Testing Services (ATS) division. We are currently in the process of having our facility recognized for MSHA laboratory certification for engine verification work. ATS is currently recognized by MSHA as being capable of performing verification testing on diesel engine after treatment devices.

Our primary business objective is to capitalize on the growing global requirement of reducing emissions, by offering catalyst technology solutions and build upon our military product lines to continue sales to the US and NATO countries. We intend to continue to execute on the following key strategies in order to leverage our strengths and position ourselves for long-term growth and success:

o Focusing on our core business, we intend to continue to strengthen our growth strategy by seeking complimentary partnerships and investments that provide a competitive advantage and growth opportunities for our core businesses.

o Investing in new product and process technologies, we intend to accelerate our investments in new product and manufacturing process technologies to strengthen and differentiate our product portfolio. We also intend to continue our efforts to develop innovative products and manufacturing processes to serve our customers better globally and improve our product mix and profit margins.

o Maximizing production capabilities, we are continually implementing strategic initiatives designed to improve product quality while reducing manufacturing costs. In addition, we periodically evaluate opportunities to maximize facility and asset utilization. We also evaluate our opportunities to expand our manufacturing capabilities in low-cost regions of the world, which are projected to develop into future domestic sales to emerging markets.

o We intend to focus on strategic partnerships and alliances that do not require significant upfront cash investments to pursue new business opportunities in other environmental products and sectors.

o We will continue to invest in development opportunities and strive to achieve the best practices in organizational vitality, diversity, and sales force strength.

                               About the Offering

We are registering the resale of our common stock by certain selling stockholders. The selling stockholders and the specific number of shares that they each may resell through this prospectus are listed on page 63. The shares offered for resale by this prospectus include the following:

     o 11,902,939 shares of common stock that is currently issued and outstanding.

     o a maximum of 3,272,500 shares of common stock issuable upon exercise of warrants previously issued in connection with our spring 2005 unit private placement;

     o a maximum of 12,200,000 shares of common stock issuable upon conversion of debentures previously issued in connection with our September 2004 private placement;

     o a maximum of 1,045,713 shares of common stock of which 735,873 shares have been issued for interest earned on debentures, as well as a good faith estimate of 309,840 additional shares that may be issued for interest earned on the debentures.

     o a maximum of 3,050,000 shares of common stock issuable upon exercise of warrants previously issued in connection with our September 2004 private placement;

     o 2,585,295 shares of common stock that were issued upon the exercise of warrants previously issued in connection with our 2002 unit private placement;

     o 750,000 shares of common stock that were issued upon the exercise of warrants previously issued in connection with our 2000 unit private placement; and

     o a maximum of 2,976,667 shares of common stock issuable upon exercise of options previously have issued to officers, directors, employees and consultants.

                        Information on Outstanding Shares

The number of shares of our common stock outstanding before and after this offering is set forth below:

     o    Common stock outstanding before this offering: 59,949,962 shares

     o Common stock outstanding after this offering, assuming the exercise or conversion of all outstanding derivative securities which underlying shares are subject to this registration, would be 81,758,969 shares.


                                  RISK FACTORS

The shares of our common stock being offered for sale are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. You should also understand that this prospectus contains "forward-looking statements." These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus.

IF CASHFLOW FROM OPERATIONS ARE NOT SUFFICIENT AND IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING THEN, WE MAY HAVE TO SIGNIFICANTLY CURTAIL THE SCOPE OF OUR OPERATIONS AND ALTER OUR BUSINESS MODEL.

Our sales and revenues continue to be unpredictable. In the event that profitable operations are not achieved, our present financial resources should allow us to continue operations through at least the next twelve months. Should we receive a large order (defined by management as one in which monthly production and deliveries would exceed $1 million), we believe that we would need to either negotiate extremely favorable payment terms providing for at least some advance payment or we will need to obtain either debt or equity financing to allow us to purchase sufficient raw materials and meet our working capital needs. We have recently obtained a work in progress credit facility that will provide us working capital related to export orders, however we need to be profitable and meet certain financial covenants. If additional financing is required and not available when required or is not available on acceptable terms, we may be unable to continue our operations at current levels or satisfy the requirements necessary to fill a large order. We continue to impose actions designed to minimize our operating loses. We would consider strategic opportunities, including investment in us, a merger or other acceptable transactions, to sustain our operations. There can be no assurances that additional capital will be available to us on acceptable terms, or at all.

WE HAVE INCURRED LOSSES IN THE PAST AND WE EXPECT TO INCUR LOSSES IN THE FUTURE SHOULD OUR BUISNESS PLAN NOT BE EFFECTIVE.

We have incurred losses in each year since our inception. Our net loss for the fiscal year ended December 31, 2006 was $4,423,046 and our accumulated deficit as of December 31, 2006 was $19,331,555. As our sales and revenue continue to be unpredictable, we expect to experience additional periods with operating losses.

THE PRICE OF OUR SHARES MAY BE ADVERSELY AFFECTED BY THE PUBLIC SALE OF A SIGNIFICANT NUMBER OF THE SHARES ELIGIBLE FOR FUTURE SALE.

Of the 37,783,114 shares included in this post-effective amendment to our SB-2 registration statement Reg No.333-129579, declared effective by the SEC on June 22, 2006 approximately 15.2 million shares may under certain circumstances be eligible for resale pursuant to Rule 144. Sale of a large amount of our common stock in the public market could materially adversely affect the market price of our common stock. Such sales may also inhibit our ability to obtain future equity or equity-related financing on acceptable terms. At our Annual Meeting of Stockholders on June 23, 2005, our stockholders approved an increase in the number of authorized shares of the common stock from 100,000,000 to 125,000,000. The issuance of additional shares could have a significant adverse effect on the trading price of our common stock.

We currently have outstanding $6,100,000 in debentures that mature in September 2007. We may at our option satisfy these debentures by issuing common stock. If we were to issue shares of our common stock to satisfy the debentures in full, we would issue approximately 12,200,000 shares that may be immediately eligible for re-sale under Rule 144.

WE HAVE PREVIOUSLY ISSUED CERTAIN WARRANTS THAT CONTAIN PRICE ADJUSTMENT PROTECTION THAT MAY HAVE AN ADVERSE EFFECT ON THE TRADING PRICE OF OUR COMMON STOCK.

We have previously issued warrants that if exercised would result in 6,322,500 shares of our common stock being issued. These warrants have various price protections that allow for reduction in the exercise price in the event we undertake an offering with more favorable terms.




                RISKS RELATED TO THE MARKET FOR OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK HAS BEEN HIGHLY VOLATILE.

Our common stock has traded as low as $0.49 per share and as high as $0.84 per share in the twelve (12) month ended December 31, 2006 and as high as $0.91 per share in our current fiscal year. Some of the factors leading to the volatility include:

o price and volume fluctuation in the stock market at large which do not relate to our operating performance;

o fluctuation in our operating results;

o concerns about our ability to finance our continuing operations;

o financing arrangements which may require the issuance of a significant number of shares in relation to the number shares of our common stock currently outstanding;

o announcements of agreements, technological innovations or new products which we or our competitors make;

o costs and availability of precious metals used in the production of our products; and

o fluctuations in market demand and supply of our products.

OUR COMMON STOCK IS CURRENTLY TRADED ON THE OVER-THE-COUNTER-BULLETIN-BOARD AND THE FRANKFURT EXCHANGE AND AN INVESTOR'S ABILITY TO TRADE OUR COMMON STOCK MAY BE LIMITED BY TRADING VOLUME.

The trading volume in our common stock has been relatively limited. A consistently active trading market for our common stock may not continue on the Over-The-Counter-Bulletin-Board or the Frankfurt stock exchange. The average daily trading volume in our common stock on the Over-The-Counter-Bulletin-Board for the month ended February 28, 2007 was approximately 93,800 shares. While our common stock recently started trading on the Frankfurt Exchange on March 16, 2007, we have a very limited trading history and there can be no assurances that there will be increased liquidity in our stock.

                          RISKS RELATED TO OUR BUSINESS

OUR QUARTERLY RESULTS MAY FLUCTUATE DUE TO CERTAIN REGULATORY, MARKETING AND COMPETITIVE FACTORS OVER WHICH WE HAVE LITTLE OR NO CONTROL.

The factors listed below some of which we cannot control may cause our revenues and result of operations to fluctuate significantly:

o Actions taken by foreign regulatory bodies relating to the certification of our products.

o The extent to which our converter products obtain market acceptance.

o The timing and size of customer purchases.

o Customer concerns about the stability of our business which could cause them to seek alternatives to our product.

WE ARE CURRENTLY DEPENDENT ON A FEW MAJOR CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES.

We recorded sales from approximately 32 customers in Fiscal 2006 as compared to 29 in Fiscal 2005. One of these customers accounted for 72% and two other customers accounted for 8% and 6% of our revenue in Fiscal 2006. In Fiscal 2005, one customer accounted for 50% and two other customers each accounted for 11% of our revenue. We anticipate continuing our program of establishing long-term relationships with our existing customers. The loss of, or major reduction in business from, one or more of our major customers could have a material adverse effect on our liquidity, financial position, or results of operations.

WE DO NOT HAVE A LONG HISTORY OF SELLING AND MARKETING OUR PRODUCTS.

At the current time, we have limited marketing capability as compared with many of our competitors and we do not have a large sales, promotion and marketing budget as we are constrained by our lack of working capital and our ability to raise the necessary cash flow from our business operations to re-invest in our marketing programs. As a result of our limited marketing capabilities, we are forced to rely upon customer referrals, trade publications and a small sales force. Our competitors have direct advertising and sales promotion programs for their products as well as sales and marketing personnel that may have a competitive advantage over us in contacting prospective customers. Our position in the industry is considered minor in comparison to that of our competitors, and while we continue to develop and explore new marketing methods and techniques such as, trade show representation and programs directed toward foreign customers, our ability to compete at the present time is limited. Our success depends upon the ability to market, penetrate and expand markets and form alliances with third party international distributors. However, there can be no assurances that:

o our direct selling efforts will be effective;

o we will obtain an expanded degree of market acceptance;

o we will be able to successfully form relationships with international distributors to market our products.

WE DEPEND UPON THE MARKETABILITY OF ONLY A FEW PRODUCTS.

Catalytic converters are our primary products. We may have to cease operations if our primary products fails to achieve market acceptance and/or generates significant revenues. Additionally, the marketability of our products is dependent upon obtaining certifications as well as the effectiveness of the product in relation to various environmental regulations in the various jurisdictions we market and sell our products.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND MARKET NEW PRODUCTS THAT WE PLAN TO INTRODUCE OR OBTAIN DIRECT OR INDIRECT CERTIFICATION APPROVALS WITH RESPECT TO OUR PRODUCTS.

We plan to develop other catalytic converter products and support technologies. There are numerous developmental and certification issues that may preclude the introduction of these products into commercial sale. If we are unable to demonstrate the feasibility of these products or obtain certifications for our products from such agencies as the Environmental Protection Agency (EPA), the Mexico Department of Ecology, or the California Air Resources Board (CARB), we may have to abandon them or alter our business plan. Such modifications to our business plan will have an adverse effect on revenue and our ability to achieve profitability.

WE FACE CONSTANT CHANGES IN GOVERNMENTAL STANDARDS BY WHICH OUR PRODUCTS ARE EVALUATED.

We believe that due to the constant focus on the environment and clean air standards throughout the world, we will be required in the future to adhere to new and more stringent regulations both domestically and abroad as governmental agencies seek to improve standards required for certification of products intended to promote clean air. In the event our products fail to meet these ever changing standards, some or all of our products may become obsolete.

WE DO NOT HAVE A LONG HISTORY OF MANUFACTURING OUR PRODUCTS AND LITTLE EXPERIENCE IN MANUFACTURING OUR PRODUCTS IN COMMERCIAL QUANTITIES.

We may encounter difficulties in ramping up our production of our current and any future products due to such reasons as:

o lack of working capital necessary to gain market acceptance;

o quality control and assurance;

o raw material supplies;

o shortages of qualified personnel;

o equipment capable of producing large quantities; and

o sufficient manufacturing space.

Any of the foregoing would effect our ability to meet increases in demand should our products gain market acceptance and reduce growth in our sales revenues.

WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL ADVANCES BY COMPETITORS.

Competition among companies that provide solutions for pollutant emissions from diesel, leaded and unleaded engines is intense. Several companies market products that compete directly with our products. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services. We face direct competition from companies with far greater financial, technological, manufacturing and personnel resources, including Corning, NGK and Emitec. Corning and NGK are the two major manufacturers of ceramic cores, which are integral components in current catalytic converter production, and Emitec is the major manufacturer of metal cores. We also face direct competition with companies like Engelhard and Johnson Matthey, who purchase their substrates from others, and do further processing with their own formulas and fabrication for direct sale to the market place. Newly developed products could be more effective and cost efficient than our current products or those we may develop in the future. Many of our current and potential future competitors have substantially more engineering, sales and marketing capabilities, substantially greater financial technological and personnel resources, and broader product lines than we do. We also face indirect competition in the form of alternative fuel consumption vehicles such as those using methanol, hydrogen, ethanol and electricity.

WE CLAIM CERTAIN PROPRIETARY RIGHTS IN CONNECTION WITH THE DESIGN AND MANUFACTURE OF OUR PRODUCTS.

The protections provided by patents and those sought by pending patents are important to our business, although we believe that no individual right is material to our business at the present time. There can be no assurance that these patents, combined with pending patent applications or existing or future trade secret protections that we seek will survive legal challenge, or provide meaningful levels of protection. Additionally, there can be no assurances when these patents or pending patents may be assigned to ESW directly. The Canadian patent only affords protection against the manufacture, use or sale of the patented technology within Canada. The US patent application for our diesel catalytic converter, Clean Cat(R) was filed on October 31, 2000 and has not been challenged as of this date. We do not presently have any worldwide patent protection nor do we have any immediate plans to file for protection in any foreign countries other than Canada. There can be no assurances that any patents we may have or have applied for or any agreements we have in place or enter into will protect our technology and or prevent competitors from employing the use of our design and production information.

ATTRACTION AND RETENTION OF KEY PERSONNEL.

Our future success depends in significant part on the continued services of key technical sales and senior management personnel. The loss of any of our executive officers or other key employees could have materially adverse effects on our business, results of operations and financial condition. Our success depends upon our continued ability to attract and attain highly qualified technical sales and managerial personnel. There can be no assurances that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

WE ARE DEPENDANT UPON KEY SUPPLIERS FOR CERTAIN PRECIOUS METALS WHICH ARE ONE OF THE NECESSARY COMPONENT OF OUR PRODUCTS.

An element of the production process of our products includes certain raw materials including:

o stainless steel;
o steel tubing;
o precious metals; and
o components.

An extended interruption of the supply of precious metals necessary for the production of our products could have an adverse effect on us. Further, a substantial price increase of the raw materials that are components of our products could also have an adverse effect on our business. We currently rely on third party vendors to provide certain components of our products. We currently do not have any fixed commitments from suppliers to provide supplies.

WE DO NOT HAVE A SIGNIFICANT LEVEL OF PRODUCT LIABILITY INSURANCE DUE TO ITS HIGH COST.

We develop, market and sell catalytic converter products and support technologies. Any failure of our products may result in a claim against us. Due to the high cost of product liability insurance, we do not maintain significant amounts of insurance to protect against claims associated with use of our product. Any claim against us, whether or not successful, may result in our expenditure of substantial funds and litigation. Further, any claims may require management's time and use of our resources and may have a materially adverse impact on us.

                                USE OF PROCEEDS

We will not realize any proceeds from the sale of the common stock by the selling stockholders; rather, the selling stockholders will receive those proceeds directly. However, we will receive cash upon the exercise of warrants and options by selling stockholders. We intend to use the proceeds received from the exercise of the warrants and options, if any, for general working capital purposes including the development of new products and services.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted under the symbol "ESWW.OB" on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. As of March 16, 2007 our common stock also trades on the Frankfurt Exchange under the symbol "EOW". Our stock is considered penny stock. Penny stock is defined as any equity security not traded on a national stock exchange or quoted on NASDAQ and that has a market price of less than $5.00 per share. Additional disclosure is required in connection with any trades involving a stock defined as a penny stock (subject to certain exceptions); including the delivery, prior to any such transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction.

The following table sets forth the high and low bid prices for our common stock on the OTC Bulletin Board, for the fiscal years ended December 31, 2006 and 2005 as well as the quarter indicated, as reported by Bloomberg Reporting Service. Such market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions:

Fiscal 2007                                       HIGH                 LOW

      1ST QUARTER THROUGH MAY 3, 2007            $0.91                $0.60

Fiscal 2006                                       HIGH                 LOW

      1ST QUARTER                                $0.79                $0.55
      2ND QUARTER                                 0.71                 0.56
      3RD QUARTER                                 0.84                 0.54
      4TH QUARTER                                 0.70                 0.49

FISCAL 2005                                       HIGH                 LOW

      1ST QUARTER                                $1.24                $0.44
      2ND QUARTER                                 1.01                 0.59
      3RD QUARTER                                 0.85                 0.63
      4TH QUARTER                                 0.87                 0.54

At May 2, 2007, there were approximately 345 holders of record of our common stock. We estimate that there are approximately 4,000 additional stockholders with stock held in street name. On May 2, 2007, there were 59,949,962 shares of common stock outstanding.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

                             DESCRIPTION OF BUSINESS

Environmental Solutions Worldwide, Inc. ("ESW"), was formed in 1987 in the State of Florida as BBC Stock Market, Inc. ("BBC") as a development stage enterprise. ESW did not engage in any significant business until January 1999 when it acquired all of the issued and outstanding shares of BBL Technologies Inc., a private company based in Ontario, Canada ("BBL"). BBC subsequently changed its name to Environmental Solutions Worldwide, Inc. From 1999 to 2001, ESW was a development stage company. In 2005, ESW relocated offices to its present location, along with its new high volume manufacturing facility located at 335 Connie Crescent, Concord, Ontario L4K 5R2 Canada. Their prototyping and custom manufacturing and testing facility is in Montgomeryville, Pennsylvania. ESW's telephone number is (905) 695-4142.

ESW, through its wholly owned subsidiaries, is engaged in the design, development, manufacturing and sales of environmental technologies and testing services with its primary focus on the international on-road and off-road diesel market. ESW currently manufactures and markets a line of catalytic emission control and enabling technologies for a number of applications. Our main line of business is the production of catalyzed substrates as an integral part of our catalytic converter systems and diesel oxidation catalyst systems sold worldwide. Our company serves original equipment vehicle manufacturers ("OEMs"), as well as the retrofit and aftermarket sectors of the industry.

ESW operates through three wholly owned subsidiaries:

ESW America, Inc. (a Delaware based corporation) is our technical, research and development division. ESW America houses our U.S. Environmental Protection Agency ("EPA") and California Air Resources Board ("CARB") recognized engine emissions testing laboratory and certification services known under the trade name "Air Testing Services(TM) ("ATS"). ATS is also recognized by Mine Safety and Health Administration ("MSHA") as being capable of performing verification testing on diesel engine aftertreatment devices. ESW America's capabilities include certification and verification of internal combustion and compression engines ranging from 0.5 to 600 horse power as well as vehicle chassis testing capabilities up to 1000 horse power. ESW America also houses our catalyst coating laboratory and production facilities and continues to manufacture our custom catalytic solution systems and various other catalyst systems for our customers. ESW America is a fully compliant ISO 9001:2000 certified manufacturing and laboratory testing facility.

ESW Canada, Inc. (an Ontario corporation) serves as our high volume production and substrate manufacturing facility, as well as houses our sales division, managing all sales and marketing globally for our catalytic product lines as well as our development and testing services. ESW Canada houses our manufacturing line for all of our military products including the Stlth Cat(TM) and Scat-IR-Shield(TM) exhaust shielding technology. ESW Canada also serves as the base distribution center for our Original Equipment Manufacturers ("OEM") customers as well as our business partners worldwide.

ESW Technologies, Inc. (a Delaware based corporation) holds our intellectual property, and/or rights to the same.

INDUSTRY TRENDS

Our performance and growth is directly related to certain trends within the global market. One example is the need to reduce harmful emissions exhausting from all types of combustion and compression engines, which is directly related to the global response and efforts by world governments, at all levels, to implement the legislative requirements upon both manufacturers as well as re-sellers of both combustion, and compression engines and equipment, to comply with the ever increasing more stringent requirements for reducing the emissions being emitted from these engines into our environment.

Compression and internal combustion engines include on road applications such as cars, trucks and busses, as well as numerous off road applications such as construction equipment, farm equipment, industrial equipment, lawn and garden equipment, railway trains, mining equipment and recreational vehicles. Pressure continues to build for lower emissions to be emitted from engines in all of these sectors, with diesel Particulate Matter ("PM") standing out as a major contributor to these toxic emissions.

The U.S. Environmental Protection Agency (EPA), the California Air Resources Board (CARB) and the Mine Safety and Health Administration (MSHA) as well as individual country environmental agencies continue to place great emphasis on compliance with emission reduction standards. Since PM is now recognized as a toxic air contaminant, there has been a push to further reduce Particulate Matter (PM) emissions from both new as well as existing in-use diesel vehicles and equipment.

Both the U.S. Federal and California regulatory bodies currently impose stringent emission control requirements on motor vehicles sold in their respective jurisdictions and it is anticipated that these emission requirements will become even more stringent in the future. As a result, we believe that the markets for off-road vehicles, utility engines and retrofitting existing vehicles will also have great potential for our products in future years.

Emerging market regions such as Asia, Latin America and Eastern Europe are expected to experience significant growth in vehicle demand over the next ten years. Suppliers and OEMs of internal combustion and compression engines are looking for cost effective ways to bring their engines into compliance with the current emissions reduction targets demanded upon them. OEMs, resellers of engines and buyers of retrofit applications, are increasingly requiring their suppliers to have the capability to design and manufacture their products to help meet with this demand.

In addition to the current market sectors targeted, ESW has recently engaged in the niche mining market sector with extremely positive results. Again following the global trend of legislation aimed at improving the level of safety, in addition to the air quality present inside of the mines. ESW has developed a specific catalyst system, the "M Cat(TM)" as well as formed several partnerships to develop complete package system solutions, the "Terra Cat(TM) System", both aimed at reducing the harmful emissions and improving the level of safety in the mining environment. In addition to the development of these new products, ESW is working with MSHA (Mining Safety and Heath Administration) in an effort to increase the scope and capabilities of the Air Testing Services (ATS) division. We are currently in the process of having our facility recognized for MSHA laboratory certification for engine verification work. ATS is currently recognized by MSHA as being capable of performing verification testing on diesel engine after treatment devices.

In 2006, ESW began research and development of a specific aftertreatment technology to be applied to US Marines Light Armored Vehicle (LAV) platforms. ESW Canada's engineering/design division developed a lightweight, stainless steel muffler system custom-designed for the LAV application. The unit construction incorporates the Company's proprietary catalyzed wire mesh substrate integrated into an advanced sound abatement system. The units were specifically engineered to decrease the vehicles overall signature by reducing the diesel engines black smoke (soot), eye and throat irritating noxious diesel engine emissions, temperature and sound.

In July of 2006, ESWC received an order from International Truck and Engine Corporation (International(R)) for 1000 STLTH CAT(TM) catalytic muffler systems, in a U.S. Army Tank-automotive and Armaments Command (TACOM) contract. These units were manufactured and delivered to TACOM in the 4th quarter of 2006. The STLTH CAT(TM) is currently being applied to the LAV's as a component in the US Marines upgrade program with new composite armor technology in an endeavor to extend the effectiveness and service life of the vehicles.

The LAV originally manufactured by General Motors Defense of London, Ontario is a wheeled combat vehicle with eight-wheel drive (8x8) powered by a Detroit Diesel Corporation (DDC) 6V-53T two stroke diesel engine. It is capable of traveling in rugged terrain, cruising at more than 60 mph on roads and crossing rivers, streams and lakes in amphibious operations. The Marine Corps' intention is to continue to operate this vehicle well into the future until the Marine Expeditionary Family of Fighting Vehicles (MEFFV) is introduced sometime beyond 2020. In an effort to keep the LAV reliable, capable, and lethal until that time, the LAV is currently undergoing a Service Life Extension Program (SLEP).

In March, 2007. ESW announced that the Company's wholly owned subsidiary ESW Canada Inc. (ESWC), received an order for its proprietary heat/infrared reduction and exhaust shielding system branded SCAT-IR-SHIELD(TM) valued at US $7.4m. The 1000 units are scheduled for completion and delivery by the 3rd quarter of 2007. This inative technology, designed by ESWC's engineering/design division, operates in combination with the Company's proprietary STLTH CAT(TM), a high performance catalyzed military muffler. The complete system is engineered to reduce the overall heat/infrared, sound and exhaust signature of the US Marines' Light Armored Vehicle (LAV). The SCAT-IR-SHIELD(TM) system is designed as a single component installation on all eight (8) types of LAV vehicle from the LAV-25 to the LAV-C(2).


BUSINESS STRATEGY

Our primary business objective is to capitalize on the growing global requirement of reducing emissions, by offering catalyst technology solutions and build upon our military product lines to continue sales to the US and NATO countries. We intend to continue to execute on the following key strategies in order to leverage our strengths and position ourselves for long-term growth and success:

o Focusing on our core business, we intend to continue to strengthen our growth strategy by seeking complimentary partnerships and investments that provide a competitive advantage and growth opportunities for our core businesses.

o Investing in new product and process technologies, we intend to accelerate our investments in new product and manufacturing process technologies to strengthen and differentiate our product portfolio. We also intend to continue our efforts to develop innovative products and manufacturing processes to serve our customers better globally and improve our product mix and profit margins.

o Maximizing production capabilities, we are continually implementing strategic initiatives designed to improve product quality while reducing manufacturing costs. In addition, we periodically evaluate opportunities to maximize facility and asset utilization. We also evaluate our opportunities to expand our manufacturing capabilities in low-cost regions of the world, which are projected to develop into future domestic sales to emerging markets.

o We intend to focus on strategic partnerships and alliances that do not require significant upfront cash investments to pursue new business opportunities in other environmental products and sectors.

o We will continue to invest in development opportunities and strive to achieve the best practices in organizational vitality, diversity, and sales force strength.

COMPANY HISTORY

We initially sought to develop ceramic based catalytic converter technologies based on the manufacture of catalytic converters with a reduced or no use of precious metals. During late 2000 and early 2001, we acquired specific equipment and technology that helped us implement a new business model which focused on the production of unique metallic based catalytic converter products containing metallic wire based substrates, chemical formulas and precious metals.

In early 2001, we launched our first commercially viable product, The Quiet Cat(TM), a product for small engine applications, which serves as a catalytic converter within the muffler unit. We also developed commercially viable catalytic converter technologies both for diesel and gasoline products. The Clean Cat(R) product line is utilized in diesel applications and the Enviro Cat(TM) product line is employed in gasoline applications. The market for our products include OEM of engines for automotive, off-road and utility products and other manufacturers of equipment using internal combustion and compression combustion engines together with the replacement and retrofit markets for these products. We also launched our Air Sentinel(TM) product line targeted at the large-scale off-road diesel engine market in late 2001. Pro Cat(TM) was also launched during 2001, this catalyst product was designed specifically for CNG/LPG (alternative fuels) engines for the customers in the utility, on-road, off-road and heavy-duty markets. In 2005 we launched our two stroke diesel engine XTRM Cat(TM) product, aimed toward the locomotive and marine industry. In 2006 we launched our M Cat(TM) and Terra Cat(TM) products which target the mining industry and associated equipment and vehicles. We also launched our military catalyst/muffler system branded Stlth Cat(TM) for usage on military vehicles and equipment.

PRINCIPAL PRODUCTS AND THEIR MARKETS:

The combined technologies of our wire mesh substrate and chemical wash coat form the basis for our woven stainless steel mesh catalytic converter. This product can be produced in almost any size and shape. The wire mesh substrate creates a turbulent environment, which increases catalytic activity, and when manufactured for diesel applications are designed to serve as a partial filter of particulate matter, important in diesel emission control. Our chemical wash coat formula is proprietary.

Our customers have integrated our products as a component to meet their own needs, and have, where appropriate, received certification by the EPA, CARB, and other authorities for engine products containing our catalyst products as a component and requirement in the certification. Customers have had their engines certified using the our Clean Cat (R), Pro Cat (TM), and Quiet Cat (TM) products. Our products are now being marketed both domestically and internationally, including Asia, Europe and Mexico. We offer, and are developing catalyst products which we believe will permit our customers to comply with environmental regulations currently in effect as well as the regulations and increases in these requirements already mandated for the future.

Our catalyst products have been EPA/CARB certified as a component in numerous customer diesel and gas powered engines. Our product has been used for third party engine / vehicle certification programs by the Mexican Government for a 1.4; 1.6; 1.8; 2.8 litre on-road application, as well as certification programs by the Mexican Government for a 5.7; 5.9; 6.8 litre on-road application utilizing CNG/LPG fuels. In March 2003, we became the first company to receive a Performance Verification from ETV Canada for our High Performance Diesel Oxidation Catalyst ("DOC"), for utility engines, achieving a 66.7% PM reduction by weighted average. In 2004 we received an ETV Canada Certificate in an award ceremony at the Globe 2004 Environmental Exposition. We received a Gasoline Passenger Vehicle CARB Verification in August 2004. We are the first company in the world to achieve the Level II designation without the usage of a secondary technology and received in September 2004 an over the road Heavy Duty Diesel DOC Level II CARB Verification.

The EPA's Voluntary Diesel Retrofit Program signed a Memorandum of Agreement ("MOA") with the State of California Air Resources Board ("ARB") for the coordination and reciprocity in diesel retrofit device verification. The EPA recognizes and accepts those retrofit hardware strategies or device-based systems that have been verified by CARB. This reciprocity agreement allows our CARB verified technology to be used in the remaining 49 states and it allows us to participate in EPA funded programs worldwide.

Our target markets include the following five markets:

o On road vehicle sector generally comprised of on road trucks, school buses and waste haulers regulated in North America by EPA and CARB standards.

o Small engine utility sector comprised of lawn and garden utility diesel engines and regulated in North America by EPA and CARB standards.

o Off road engine / vehicle sector defined as construction equipment, tractors, power generators, trains and others.

o Mining Industry, including all equipment and vehicles operating in and around the mine.

o Military Sector, including catalyst products and support technologies.

We market our catalyst products using the trade names, Clean Cat(R), Enviro-Cat
(TM), Quiet Cat(TM), Pro Cat(TM), Air Sentinel(TM), XTRM Cat(TM), MCat (TM), Terra Cat (TM) Particulate Reactor(TM), Stlth Cat(TM) and the Scat-IR-Shield(TM). These products are marketed for spark ignited gasoline, CNG/LPG (alternative fuels) and diesel engine emissions control, and range in sizes from utility applications to large industrial uses. Some of our products are presently being used by customers who have had their engines certified using ESW catalysts. In addition to manufacturing our own products, we have established relationships with outside catalytic converter assemblers and marketers that fabricate ready to install products that can incorporate our substrates. This has allowed us to concentrate on what we believe is our core technological competency, which is in the development and manufacturing of catalyzed substrates.

The products we have introduced and are currently marketing include:

o Clean Cat(R) is a High Performance DOC designed to be utilized on diesel engines.

o Particulate Reactor(TM) is a high efficiency CARB certified Level II (greater than 50% PM) diesel substrate designed to reduce particulate matter in diesel exhaust. It is also designed to reduce hydrocarbons, carbon monoxide and unpleasant odors.

o Quiet Cat(TM) is a combination of our catalyst substrates products with a muffler. These systems are primarily manufactured for alternate fuel powered small utility engines. They can be manufactured for diesel and gasoline fueled internal combustion utility engines as well.

o Enviro Cat(TM) is a three-way gasoline catalytic converter specifically designed for spark ignited internal combustion engine applications.

o Pro Cat(TM) is a three-way catalytic converter specifically designed for internal combustion engine applications that use liquid propane gas or liquid natural gas.

o Air Sentinel(TM) is a heavy-duty industrial catalytic converter/silencer for stationary engines. The Air Sentinel(TM) can be used on diesel, propane, natural gas and diesel fuel.

o RC-2 Cleaning Console(TM) is our patented catalyst cleaning system. It was designed to remove carbon buildup (masking) from the surface of our catalyst substrate.

o XTRM Cat(TM) is a heavy duty oxidation catalytic converter used to reduce Particulate Matter. It is designed for large two stroke diesel engines typically found in the locomotive or marine industries.

o M Cat(TM) is a market specific catalyst, specially developed for use in the Mining industry and has demonstrated stand alone PM reduction above 40%.

o Terra Cat(TM), to be released in 2007 is our new line of combination high temperature fiberglass filter and M Cat(TM) diesel oxidation catalyst (DOC). It is an off-road level III verified technology product designed for all size off-road combustion and compression engines, yielding 85% or greater PM reduction efficiency.

o Stlth Cat(TM) unit construction incorporates the Company's proprietary catalyzed wire mesh substrate integrated into an advanced sound abatement system. The units were specifically engineered to decrease military vehicles and equipments overall signature by reducing the diesel engines black smoke (soot), eye and throat irritating noxious diesel engine emissions, temperature and sound.

o Scat-IR-Shield(TM) This innovative technology, operates in combination with the Company's proprietary STLTH CAT(TM), a high performance catalyzed military muffler. The complete system is engineered to reduce the overall heat/infrared, sound and exhaust signature of military vehicles and equipment.

o TempMax(TM). This new product is an engine exhaust tube designed to be installed as a direct replacement to the existing OEM factory unit. TempMax(TM) delivers the engines exhaust heat energy with very little temperature loss directly to the aftertreatment device, sustaining long term catalyst performance in its application.


The recent expansion of our Air Testing Services (ATS) testing facility enables us to expand our existing certification and verification services to OEM's by providing advanced research, engineering and testing capabilities on a vast array of engine types and sizes.

DISTRIBUTION METHODS OF PRODUCTS

We have developed certain relationships with OEM's of engines for both automotive and other markets. ESW has developed and employs a strategy whereby it sells products in three principal markets; direct to OEM, producers such as automotive and industrial equipment manufacturers, and in sales to the retrofit and aftermarket or the replacement equipment market through centralized distributors with existing distributions within their individual countries. We also utilize our own sales personnel, local trade magazines and trade shows to complement distribution of our products globally into key markets.

We have also allied ourselves with distribution and engine groups throughout the world. We are currently working with key OEM's to develop first fit catalyst applications. We also are currently working with key distributors in both the European and Asian Markets at the government and local levels to develop retrofit catalyst applications. Our sales and marketing staff works closely with our design and engineering personnel to prepare the materials used for bidding on new business as well as to provide a consistent interface between our organization and our key customers.

COMPETITION

Currently there is intense competition among companies that provide solutions for pollutant emissions for diesel, gasoline and CNG/LPG alternate fueled engines. We compete primarily on the basis of technology, performance, price, quality, reliability, distribution, customer service, and support. We face direct competition from companies that market products that compete directly with our products with stronger financial, technological, manufacturing and personnel resources. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services. ESW also faces direct competition with companies who purchase their substrates from others, and do further processing with their own formulas and fabrication for direct sale to the market place. Newly developed products could be more effective and cost efficient than our current products or those we may develop in the future. ESW also faces indirect competition in the form of alternative fuel consumption vehicles, such as those using methanol, hydrogen, ethanol and electricity. Corning and NGK are the two major manufacturers of ceramic cores, which are integral components in current catalytic converter production, and Emitec is the major manufacturer of metal cores. We also face direct competition with companies like Engelhard and Johnson Matthey, who purchase their substrates from others, and do further processing with their own formulas and fabrication for direct sale to the market place.

We believe that Corning Industries is a competitor to ESW products as Corning produces ceramic substrates on a worldwide basis. We believe that we are cost competitive to Corning's ceramic laminar/flow based substrates and that our product uses less precious metals to achieve similar emission reductions when compared to many Corning based catalyzed substrates allowing for increased margins and reduced market costs. ESW's Particulate Reactor(TM) has proven it has higher emissions reductions compared to conventional catalyzed ceramic diesel oxidation catalyst (DOC) substrates.

With our new Air Testing Services and facility, we are also engaged in the lucrative, yet very competitive market of pay for service emissions testing. Competition is this arena is primarily driven by price and reputation. Our major competitors in this area are Southwest Research Institute (SWRi), Clean Air Engineering, and several smaller testing facilities across the US and Canada.

RAW MATERIALS

The primary raw materials used in the manufacture of our products includes, but is not limited to stainless steel, aluminized steel tubing, precious metals such as platinum and palladium and other components. ESW does not carry large inventories of raw materials or finished products in excess of those reasonably required to meet production and shipping schedules. Overall, raw steel and precious metals accounted for the most significant component of ESW's raw materials costs in 2006. We do spot buys of steel from suppliers to meet customer demand. Platinum prices remained high during 2006 at around $1200 per ounce. Due to a possible increase in steel and precious metal prices in 2007, we expect to implement a strategy in an effort to mitigate the effect of rising prices on our results of operations. This strategy includes delaying increases from raw material suppliers; selling steel off cuts and scrap at the highest possible price; increase cost reduction programs throughout the business; and negotiate price relief from customers. We do not currently hedge any of our raw materials; however we would consider this approach as demand for our products increase. ESW's results of operations will continue to be adversely affected by higher steel and precious metal prices unless it is successful in passing along these increases to customers or otherwise offset these operating costs.

Other raw materials or components purchased by ESW include tools, jigs, fasteners, other steel and component products, as well as a variety of custom alloy materials and chemicals, all of which are available from numerous sources.

CUSTOMERS

We recorded sales from approximately 32 customers in Fiscal 2006 as compared to 29 in Fiscal 2005. One of these customers accounted for 72% and two other customers accounted for 8% and 6% of our revenue in Fiscal 2006. In Fiscal 2005, one customer accounted for 50% and two other customers each accounted for 11% of our revenue. We anticipate continuing our program of establishing long-term relationships with our existing customers. Our sales and marketing efforts are designed to create overall awareness of our technology solutions and our manufacturing capabilities in order to have ESW considered and selected to supply its products for new and retrofit applications. Most of our sales and marketing personnel have engineering backgrounds which enable them to understand and participate in the design and engineering aspects of acquiring new business as well as ongoing customer service. When deemed appropriate, ESW also participates in industry trade shows. The loss of, or major reduction in business from, one or more of our major customers could have a material adverse effect on our liquidity, financial position, or results of operations.



PATENT AND TRADEMARKS

We are developing technologies or furthering the development of acquired technologies through internal research and development efforts by our engineers. Where practical we are seeking to obtain the exclusive rights to use technology related to our industry through patents or licenses for proprietary technologies or processes.

Through our wholly owned subsidiaries, we hold both Canadian and US patents and pending applications covering our catalytic converter technology. The protections provided by patents and those sought by pending patents are important to our business, although management believes that no individual right is material to our business at the present time. There can be no assurance that these patents, combined with pending patent applications or existing or future trade secret protections that we seek will survive legal challenge, or provide meaningful levels of protection.

The Canadian patent only affords protection against the manufacture, use or sale of the patented technology within Canada. The US patent application for our diesel catalytic converter, Clean Cat(R) was filed on October 31, 2000 and has not been challenged as of this date. There can be no assurances that any patents we may have or have applied for or any agreements we have in place or enter into will protect our technology and or prevent competitors from employing the use of our design and production information. Moreover, there is no guarantee that our proprietary rights will provide any significant competitive advantages.

Additionally, we possess certain registered, pending and common law trademarks. We consider the goodwill associated with our trademarks to be an important part of our developing product identity.

PRODUCT CERTIFICATION

To date, our customers have acquired, where necessary, engine certifications and catalyst certifications using our products from such authorities as the EPA, Mexico Department of Ecology, and CARB; ESW currently has certification in its own name from the EPA, CARB and the Canada ETV for gasoline and diesel products.

We have become the first catalytic substrate manufacturer and catalyst coating company in North America to verify a metallic wire mesh substrate based catalytic converter system as a gasoline retrofit replacement device. It is believed that the receipt of this exemption may allow for potential sales opportunities into the replacement catalytic converter and retrofit market in California.

ESW has become the first catalytic substrate manufacturer and catalyst coating company in the world to verify a metallic wire mesh substrate based catalytic converter system as a passive stand alone Level II diesel retrofit replacement device. To date, no other catalyst manufacturer has received this status without the usage of secondary technologies.

The California Air Resource Board has established three primary technology levels for diesel catalyst verifications.

               LEVEL I:    Particulate Matter (PM) reduction greater than 25%
               LEVEL II:   PM reduction greater than 50%
               LEVEL III:  PM reduction greater than 85%


In September 2004, we received a Level II CARB Executive Order for our advanced Diesel Catalyst (Particulate Reactor (TM)) for all diesel engine models from the 1991 through 1993 model years used in on-road applications operating on standard CARB diesel fuel, and subsequently requested the Executive Order be expanded to include Medium Heavy Duty applications (up to and including 8 litre) for engine models from 1994 through 1997. In July 2006 CARB granted the extension. Additionally, we have received an Executive Order from CARB which permits sale of catalytic converters for use on 4 litre or smaller gas engines for all model years up to 1995 on which GVW (gross vehicle weight) is 3,750 pounds or less.

ESW is currently pursuing the expansion of its current product verification for a wider vehicle application range.

Our metallic wire mesh substrate catalytic converter system has been used by one of our customers to obtain verification as a gasoline retrofit device in the Mexico Government initiated on-road PIREC program. This verification covers engine sizes from 1.4 displacement litre to 2.8 litre.

Our metallic wire mesh substrate catalytic converter system has been used by a customer to obtain verification as a CNG/LPG retrofit device. This certification is valid when our product is used in conjunction with an IMPCO or a LOVATO fuel management technology. This certification has been issued by the Mexico Government for on-road vehicles with engine sizes ranging from 5.7 litre displacement to 6.8 litre.

ESW's products are generally sold according to appropriate government application regulations; however, we do not necessarily need government approval to sell our products into unregulated markets.

WARRANTY MATTERS

We may face an inherent business risk of exposure to product liability and warranty claims in the event that our products fail to perform as expected. We cannot assure that we will not experience any material warranty or product liability losses in the future or that we will not incur significant costs to defend such claims. In addition, if any of the products are or are alleged to be defective; we may be required to participate in a recall involving such products. Each of our customers has its own policy regarding product recalls and other product liability actions relating to its suppliers. A successful claim brought against us or a requirement to participate in a product recall may have a material adverse effect on our business. Some OEMs and emission solution customers are also increasingly requiring their outside suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products. Depending on the terms under which we supply products to these customers, the customer may hold us responsible for some or all of the repair or replacement costs of defective products, when the product supplied did not perform as represented.

We carry insurance for certain legal matters including product liability; however, we do not carry insurance for recall matters, as the cost and availability for such insurance, in the opinion of management, is cost prohibitive or not available.

To date we have not had any product warranty matters.

MANUFACTURING

We have made capital investments in manufacturing capability to support our products. We have recently completed construction of our production line in order to supply our metallic substrates from the base materials, along with the equipment needed to apply the final chemical wash coat and catalyst materials. Our substrate manufacturing plant located in Concord Ontario, Canada, is enables us to control the complete manufacturing process required for production of catalyzed substrates. Catalyzed substrates are the integral part of all catalytic converter systems sold worldwide.

We have also made significant capital investment in our Tech Center based in Montgomeryville Pennsylvania. This facility will be manufacturing and providing the catalytic and chemical wash coat solutions for the new Concord Ontario plant. As well, all of our emission testing laboratories and testing capabilities are located there. The 40,200 sq ft facility houses a state of the art 18,000 sq ft expansion of "Air Testing Services", our EPA/CARB recognized engine/vehicle emissions testing lab. The new facilities include several new testing systems, including six dedicated engine and vehicle chassis test cells. These cells are used for certification and verification for engines ranging from
0.5 to 1000 horse power.

It is our belief that the Air Testing Services ("ATS") group will now be equipped to better service our clientele for engine testing as well as EPA/CARB emissions testing and certification programs. ATS will also be in a better position to provide additional testing support for our internal research and development ("R&D") programs.

The upgrading of our manufacturing and testing capabilities were required to increase the flexibility, efficiency and improve the operating quality, while minimizing the overall effective costs, to produce our products.

We utilize our ISO 9001:2000 protocols and structured communication meetings at all levels of manufacturing to provide training and instruction as well as to assure a cohesive, focused effort toward common goals. ESW encourages employee involvement in all aspects of its business and views such involvement as a key element in its future success. ESW also pursues involvement from its suppliers and customers, which it believes is necessary to assure a consistent high quality and on time delivery of raw materials, components and finished products.

RESEARCH AND DEVELOPMENT

Prior to fiscal 2001, we were a development stage company. Starting in fiscal 2001, we began the transition from a development stage to an operating (manufacturing) company. During the last three fiscal years, $962,945 was spent on research and development activities. In 2006 this amount was $417,768, as we aggressively pursued testing and research and development for new products to serve potential customers. We believe that, through a combination of proprietary methods for improving our catalyzed substrates there are prospects for the development of innovative applications outside of our present product line. We continue to expense further resources on new research and development projects.

ENVIRONMENTAL MATTERS

ESW is presently engaged in a business that does not generate significant hazardous wastes. Our facilities may have tanks for storage of diesel fuel and other petroleum products that are subject to laws regulating such storage tanks. Federal, state, and local provisions relating to the protection of the environment have not had, and are not expected to have, a material adverse effect on our liquidity, financial position, and results of operations. However, like all manufacturers, if a release of hazardous substances occurs ESW may be held liable for the contamination, and the amount of such liability could be material. While ESW devotes resources designed to maintaining compliance with these requirements, there can be no assurance that ESW operates at all times in complete compliance with all such requirements.

EMPLOYEES

ESW and its subsidiaries presently employ 59 full-time and 5 part-time employees. We do not have any collective bargaining agreements and considers our relationship with our employees to be good.

DESCRIPTION OF PROPERTY

We do not own real property. Through our subsidiary ESW Canada, Inc. we lease our executive, sales and marketing offices as well as our production center which total approximately 50,000 square feet located at 335 Connie Crescent, Concord, Ontario Canada under an offer to lease that expires July 14, 2010. Additionally, our wholly owned subsidiary ESW America, Inc. leases approximately 40,200 square feet at 2 Bethlehem Pike Industrial Center, Montgomery Township, Pennsylvania. The leasehold space houses our research and development facilities. The lease expires January 31, 2010.

MANAGEMENT DISCUSSION AND ANALYSIS

This Registration Statement contains forward-looking statements that involve a number of risks and uncertainties as well as assumptions that if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Although our forward looking statements reflect the good faith judgment of our management, these statements can only be based on facts and the factors currently known by us. Consequently, forward looking statement are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward looking statements.

OVERVIEW

Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. (the ESW Group of Companies) in the design, development, ISO 9001:2000 certified manufacturing and sales of environmental technologies. The ESW Group of Companies currently manufacture and market a diversified line of catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group of Companies also operates a comprehensive EPA/CARB/MSHA recognized emissions testing and verification laboratory.

We have begun to use the trade style name "The ESW Group of Companies" when referencing business related to the involvement of our wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. This new trade style is being used to help identify the Company's potential participation in business opportunities other than engine emissions controls.

We develop, manufacture and sell internal combustion engine emission reduction technologies, and are currently focused on the international automotive, utility engine, off-road, mining and military industries. We also manufacture and market a line of catalytic control and enabling products including a line of finished catalytic muffler products, proprietary catalytic converter substrates, catalytic conversion technologies and exhaust tubes for a number of applications. We also offer engine and aftertreatment emissions verification testing and certification services.

Our main line of business is the production of catalyzed substrates. Catalyzed substrates are an integral part of catalytic converter systems sold worldwide. Our company serves both original equipment vehicle manufacturers ("OEMs") and the replacement markets, or aftermarket, worldwide. We are organized into two major operating segments of business. The manufacturing of catalytic converters and emission control solutions and support technologies, as well as the emissions certification and verification of internal combustion engines and aftertreatment devices for engines ranging from 0.5 to 600 horse power.

We have developed commercially viable proprietary catalytic converter technologies for diesel, gasoline and alternative (CNG/LPG) fueled combustion engines. The unique technology consists of a wire based mesh substrate and wash coat formulas, which form the basis for the catalyzed substrate. The finished product can be produced in a myriad of sizes and shapes. The substrate creates a turbulent flow environment. This increases catalytic activity and serves as a filter of particulate matter, important in diesel emission control.

Our primary business objective is to capitalize on the growing global requirement of reducing emissions, by offering catalyst technology solutions to the market. We have and continue to seek to develop relationships with OEM's of engines for both automotive and other markets. As part of our efforts to grow our business, as well as to achieve increased production and distribution efficiencies we have and continue to make capital investments in manufacturing capability to support our products as well as expensing money on research and development for new products to serve potential customers.

Factors that are critical to our success include winning new business, managing our manufacturing capabilities to ensure proper levels correspond with business needs, maintaining competitive wages and benefits, maximizing efficiencies in manufacturing processes, and reducing overall costs. In addition, our ability to adapt to key industry trends, such as increasing technologically sophisticated products, changing aftermarket distribution partners, and increasing environmental standards, also plays a critical role in our success. Other factors that are critical to our success include adjusting to environmental and economic challenges such as increases in the cost of raw materials and our ability to successfully reduce the impact of any such cost increases through material substitutions, cost reduction initiatives and other methods.

We have recently developed a lightweight, stainless steel catalyst/muffler system branded STLTH Cat(TM) custom-designed for the United States Military Marine's amphibious Light Armored Vehicles (LAV's). The unit construction incorporates our proprietary catalyzed wire mesh substrate integrated into an advanced sound abatement system. The stainless steel muffler system, was specifically engineered to decrease the vehicles overall signature by reducing the diesel engines black smoke (soot), eye and throat irritating noxious diesel engine emissions, temperature and sound.

Due to the success of the STLTH Cat(TM) diesel mufflers order, we were commissioned by the military with the design and development of a proprietary heat and infrared reduction shield system, branded as the Scat-R-shield. A contract order for 7.4 million dollars has been received for delivery of 1000 units by the third quarter of 2007. This innovative technology, designed by ESWC's engineering/design division, operates in conjunction with the Company's proprietary STLTH Cat(TM) high performance catalyzed military muffler. The complete system is engineered to reduce the overall heat/infrared, sound and exhaust signature of the US Marines' Light Armored Vehicle (LAV). Due to the success of our initial product and solution offering to the US Military, we have setup a new internal division to continue to work with the U.S. and other NATO (North Atlantic Treaty Organization) military organizations on future programs. We believe that there is a potential for widespread deployment of our products across a large segment of diesel powered military vehicles, generators and off-road equipment.

We have also developed a proprietary substrate/catalyst branded M Cat(TM) specifically for the use in production equipment used in the mining industry. The M Cat(TM) has been performance tested and approved by the Mine Safety and Health Administration (MSHA) for applications in the metal/non-metal mining sector. The M Cat(TM) utilizes our proprietary wire mesh substrate and a high performance catalyst coating formula. This durable combination has demonstrated its ability to reduce toxic emissions from diesel powered mining equipment in their extremely demanding working environment.

We have also received an order for TempMax(TM) catalyst enabling exhaust tubes for 1.2 million dollars, slated for delivery through 2007. This new product is an engine exhaust tube designed to be installed as a direct replacement to the existing OEM factory unit. TempMax(TM) delivers the engines exhaust heat energy with very little temperature loss directly to the aftertreatment device, sustaining long term catalyst performance in its application.

We are currently evaluating the economics of installing a complete set of robotic welding stations which will be used to increase our response time to our customers needs while keeping our overheads low. These stations will also allow us to perform more detailed and specific manufacturing of complex components and difficult materials like aluminum and titanium with extreme repeatability.

Our catalyst products have been extensively tested in-house, as well as by OEM's and by independent third parties. Management believes they demonstrate superior performance to comparable competing products. Our customers have incorporated our products to meet their own needs, and have, in specific instances, received certification for their product applications from the Environmental Protection Agency (EPA), the California Air Resources Board (CARB) and the Mine Safety and Health Administration (MSHA). Customers have had their engines certified using our Clean Cat(R), Pro Cat(TM), Quiet Cat(TM) catalyst products and utilized our emission testing facility "Air Testing Services" to administer their programs. Our catalyst products are being marketed both domestically and internationally, including such continents as Asia, and Europe.

In September 2004, we received the worlds first designation of a "Level II" verified technology without the use of a secondary technology by the California Air Resources Board (CARB) Executive Order for our proprietary advanced Diesel Catalyst Particulate Reactor(TM) for all diesel engine models from the 1991 through 1993 model years used in on-road applications operating on standard CARB diesel fuel, and subsequently had the Executive Order expanded to include Medium Heavy Duty applications (up to and including 8 litre) for engine models from 1994 through 1997. Additionally, we have received an Executive Order from CARB, which permits sale of catalytic converters for use on 4 litre or smaller gas engines for all model years up to 1995 on which GVW (gross vehicle weight) is 3,750 pounds or less.

Our wholly owned subsidiary ESW America Inc. is in full compliance with ISO 9001:2000, the ISO standards developed by the International Organization for Standardization which provide an international benchmark for quality systems and foundation for continuous improvement and assurance in all of its processes. The ISO mandates that we follow strict quality guidelines, administrative protocol and safety procedures to a recognized international standardized code. ISO auditors (3rd party) confirm compliance by audit every six months. We passed our most recent surveillance audit in December 2006, and are in full compliance with the ISO 9001:2000 requirements. We currently hold a full registration certificate effective until March of 2010. ESW America is currently working towards the implementation the ISO 14001:2004 International Standard for environmental management. This shall be integrated with the requirements of the ISO 9001:2000 standards.

Our wholly owned subsidiary ESW Canada Inc. in its new manufacturing facility is ISO 9001:2000 certified, after having passed its first 3rd party audit in November 2006; registration certificate effective until January 2010. Management considers an ISO 9001:2000 certification essential for us to do business with all customers.

In the first quarter of 2007 the company engaged the services of an IR firm in Germany for the purposes of increasing market and shareholder awareness of the company among European fund mangers.

As well as of March 16, 2007 the Company's Common stock was listed on the Frankfurt exchange.

COMPARISON OF YEAR ENDED DECEMBER 31, 2006 TO YEAR ENDED DECEMBER 31, 2005

RESULTS OF OPERATIONS

Revenues for the year ended December 31, 2006 increased by $122,940, or 4.0 percent, to $3,195,176 from $3,072,236 for the year ended December 31, 2005. In the current year, we delivered on a $2,000,000 contract for producing our STLTH Cat(TM) diesel mufflers. This is the first large contract the company produced as we seek to transition to larger contracts and bigger markets from our products.

Cost of sales for the year ended December 31, 2006 decreased by $275,278, or
14.2 percent, to $1,660,433 from 1,935,711 for the year ended December 31, 2005. Cost of sales as a percentage of revenues for the year ended December 31, 2006 was 52.0 percent, which is lower as compared to 63.0 percent for the year ended December 31, 2005. The gross margin for the year ended December 31, 2006 was
48.0 percent as compared to a gross margin of 37.0 percent for the year ended December 31, 2005. There are two primary reasons for the increase in gross margins. Firstly, larger contracts in the current period enabled us to produce more efficiently and with economies of scale over the prior year. And secondly, we were able to generate higher margins on product that are proprietary to us, by selling for higher prices.

Marketing, office and general expenses for the year ended December 31, 2006 increased by $851,930, or 31.3 percent, to $3,573,140 from $2,721,210 for the year ended December 31, 2005. The increase is primarily due to an increase in marketing through trade shows and samples of $124,716. There was an increase in rent and utilities of $84,985 as the company's two new facilities in Canada and the Unites States were fully operation for the whole year. There was an increase in wages and subcontract services of $266,748 due to both plants being operational for a full year and the increase costs for services related to production and design engineers required for specific projects. Plant related expenses increased by $497,445 due to costs related to reorganization of the new facilities to improve efficiency, re-setup of machines and calibration of the ATS equipment at ESW America our testing facility, as well as the initial cost to purchase small tools and consumables in the set up of our Toolroom. Investor relation expenses decreased by $103,697 as the Company saved on legal and filing fees as well as lower expenses for presentations. General and Administration expenses decreased by $18,267. As a percentage of revenue, marketing, office and general expenses increased to 111.8 percent for the year ended December 31, 2006, compared to 88.6 percent for the year ended December 31, 2005.

R & D for the year ended December 31, 2006 decreased by $124,043 to $417,768 from $541,811 for the year ended December 31, 2005. We continue to aggressively pursue testing and research and development in our efforts to develop innovative products to serve our customers and improve our product mix and profit margins. We believe that this expenditure will result in increase orders for our products. As a percentage of revenue R & D expense decreased to 13.1% for the year ended December 31, 2006 compared to 17.6% for the year ended December 31, 2005.

Officer's compensation and director's fees for the year ended December 31, 2006 increased by $186,709, or 46.2 percent, to $591,250 from $404,541 for the year ended December 31, 2005. As a percentage of revenue, officer's compensation and director's fees increased to 18.5 percent for the year ended December 31, 2006, compared to 13.2 percent for the year ended December 31, 2005. There are two primary reasons for the increase. Firstly, we booked non cash stock based compensation of $122,005 in the current period compared to $14,350 in the prior period. Secondly, starting in 2006, outside directors were paid directors fees of $2,500 per month for an eight month period.

Consulting and professional fees for the year ended December 31, 2006 decreased by $46,974, or 18.2 percent, to $210,992 from $257,966 for the year ended December 31, 2005. The decrease is due to less fees paid in 2006 for legal and accounting fees. As a percentage of revenue, consulting and professional fees decreased to 6.6 percent for the year ended December 31, 2006, compared to 8.4 percent for the year ended December 31, 2005.

Interest expense on long-term debt was $244,000 for the year ended December
31, 2006 and 2005 respectively. In September 2004, we issued $6.1 million of convertible debentures in which the basis of conversion into our common stock is $0.50 per share, which includes warrants to purchase an additional 3.05 million shares of common stock exercisable at $1.00 per share which subsequently has been adjusted to an exercise price of $0.85 a share effective April 21, 2005. The debentures are for a term of three (3) years and earn interest at the rate of 4% per annum.

Interest expense on notes payable was $92,121 for the year ended December 31, 2006 as compared to nil for the year ended December 31, 2005. During the current year, we issued three unsecured subordinated promissory notes of $0.5 million, $1 million, and $1.2 million totaling $2.7 million to a company controlled by a trust to which a director and shareholder of our Company is the beneficiary. The notes bear interest at 9% per annum. The holder of the $1 million and $1.2 million notes issued on September 1, 2006 and June 27, 2006 respectively, has the option to receive payment of principal and all accrued interest in the form of restricted shares of the Company's common stock, par value ($0.001) with cost free piggyback registration rights. Under this repayment option, interest will be calculated at 12% per annum.

Depreciation and amortization expense for the year ended December 31, 2006 increased by $507,668, or 144.9 percent to $858,044 from $350,376 for the year ended December 31, 2005. The increase in depreciation was due to the additional purchases of property, plant and equipment, in the current period.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of operating capital in 2006 were the proceeds of our various financing transactions. As of December 31, 2006, the Company had cash and cash equivalents of $1,393,294.

Net Cash used in operating activities for the year ended December 31, 2006 amounted to $2,717,574. This amount was attributable to the loss of 4,423,046, less noncash expenses such as depreciation, amortization, amortization of the fair value of the debenture warrant and others of $1,587,234, and a decrease in operating assets and liabilities of $118,238.

Net Cash used in investing activities was $2,115,639 for the year ended December 31, 2006 as compared to $2,879,774 for the year ended December 31, 2005. The capital expenditures in the year 2006 were primarily dedicated to the purchase of equipment and leaseholds for our research and development facilities located in Montgomery Township, Pennsylvania, and the manufacturing facility in Concord Ontario, Canada.

Net cash provided in financing activities totaled $3,143,134 for the year ended December 31, 2006 as compared to $4,522,432 for the year ended December 31, 2005. A total of $2.7 million was received through the issuance of promissory notes.

On November 13, 2006 the Company issued a $0.5 million unsecured subordinated promissory note to a company controlled by a trust to which a director and shareholder of our Company is the beneficiary. The note bears interest at 9% per annum. Principal and interest was due on December 31, 2006. In accordance with the terms of the note, the note was repaid within the allowable grace period, on January 9, 2007.

On September 1, 2006 the Company issued a $1 million unsecured subordinated promissory note to a company controlled by a trust to which a director and shareholder of our Company is the beneficiary. The note bears interest at 9% per annum. Principal and interest was due on December 31, 2006. Subsequently and within the applicable grace period per the terms of the Note, the term of the note was extended to January 31, 2007.

On June 27, 2006 the Company issued a $1.2 million unsecured subordinated promissory note to a company controlled by a trust to which a director and shareholder of our Company is the beneficiary. The note bears interest at 9% per annum. Principal and interest was due on October 31, 2006. Subsequently and within the applicable grace period per the term of the Note, the term was extended to January 31, 2007. The holder of the $1 million and the $1.2 million notes issued on September 1, 2006 and June 27, 2006 respectively, has the option to receive payment of principal and all accrued interest in the form of restricted shares of the Company's common stock, par value ($0.001) with cost free piggyback registration rights. Under this repayment option, interest will be calculated at 12% per annum.

During the year $445,338 was received through the issuance of shares from the exercise of options and warrants. On February 10, 2006, we received $4,250 for the exercise of options at $0.17 per share and issued 25,000 common shares. During January to March 2006, we received $66,000 for the exercise of 648,235 warrants to purchase 276,668 shares of common stock. On April 28, 2006 we received $348,088 for the exercise of 2,220,592 warrants to purchase 1,485,296 shares of common stock. On September 18, 2006, we received $27,000 for the exercise of options at $0.27 per share and issued 100,000 common shares.

During the year, we elected to issue shares of common stock as payment of interest earned on our 4% convertible debentures that were issued in September 2004. On September 18, 2006 a total of 387,302 shares of common stock were issued to 10 debenture holders per the debentures.

During the year $2,204 was repaid under our capital lease obligation.

We made substantial capital investments in manufacturing capability to support our products. Our new substrate manufacturing plant located in Concord, Ontario, Canada, is intended to enable us to control the complete manufacturing process required for production of catalyzed substrates. Catalyzed substrates are the integral part of all catalytic converter systems sold worldwide.

We have also made a substantial capital investment in our new Tech Center based in Montgomeryville Pennsylvania. This facility provides the catalytic and chemical wash coat products for the new Concord, Ontario plant. As well, all of our emission testing laboratories and testing capabilities are located there. The new 40,200 sq ft facility houses a state of the art 18,000 sq ft expansion of "Air Testing Services", our EPA/CARB recognized engine/vehicle emissions testing lab. The facilities include several new testing systems. In addition to our existing laboratory testing capabilities, we have acquired additional heavy duty and light duty truck chassis dynamometers, as well as a heavy-duty-diesel transient engine emissions test dynamometer, and additional analytical test instruments.

We believe this capital expenditure will improve our retention of our current customers while at the same time provide us with added sales capacity for higher-end selling solutions. As previously noted, our wholly-owned subsidiary ESW Canada (ESWC) has successfully manufactured and shipped 1000 catalyst/ muffler units for the United States Military Marine's amphibious Light
Armored Vehicles (LAV's). It is anticipated that the expansion of our testing facilities at ESW America will bring increase revenue in the future, as ATS will now have the capacity to service larger customers.

These capital expenditures and our intent to capitalize on an anticipated increase in demand for our products are the steps that we have taken to try to become profitable and generate positive cash flow. Based on our current operating plan, management believes that at December 31, 2006, cash balances, anticipated cash flows from operating activities, and, if necessary or appropriate, borrowings under our future credit facility and other available financing sources, such as the issuance of debt or equity securities will be sufficient to meet our working capital needs on a short-term basis for at least the next twelve months. Overall, capital adequacy is monitored on an ongoing basis by our management and reviewed quarterly by the Board of Directors.

Our principal source of liquidity in 2006 was cash provided from prior financing activities. It is anticipated that the Company will produce cash from operations in 2007 to support our expenditures. Our principal use of liquidity will be to finance any further capital expenditures needed and to provide working capital availability. We do not expect that total capital expenditures for 2007 will amount to more than $500,000. These capital expenditures will be used primarily for equipment.

Effective March 20, 2007, the Company's subsidiary, ESW Canada entered into a $2.5 Million revolving credit facility with Royal Bank of Canada, to financing orders on hand. This credit line will provide the Company with the necessary working capital to complete larger contracts.

Should we not become profitable, we will need to continue to finance our operations through other capital financings. We continue to seek, equity financing and/or debt financing in the form of private placements at favorable terms, or the exercise of currently outstanding options or warrants that would provide additional capital. However, such additional financing may not be available to us, when and if needed, on acceptable terms or at all. We intend to retain any future earnings to retire debt, finance the expansion of our business and any necessary capital expenditures, and for general corporate purposes.

Our operating profitability requires that we increase our sales and lower our overall cost to manufacture our products and improve both sales and administrative productivity through process, and system enhancements. This will be largely dependent on the success of our initiatives to streamline our infrastructure and drive our operational efficiencies across our company. Our failure to successfully implement these initiatives, or the failure of such initiatives to result in improved profit margins, could have a material adverse effect on our liquidity, financial position, and results of operations.

A priority for us in fiscal 2007 is core growth, which is the gaining of market share in underrepresented markets, and the targeting of our products in which demand is growing the fastest. We are seeking to expand into markets such as Europe and Asia, as new opportunities within that region are opening up, in an effort to build solidly on our core business. To ensure that we capture the fastest growing product technologies, we continue to explore possible joint venture agreements and or the introduction of new products and or technologies. Our success is dependent upon our ability to charge adequate prices for the products and services we offer. Depending on competitive market factors, future prices we can charge for our products and services we offer may vary and may impact our profitability. Competition is based largely upon technology, performance, pricing, quality, reliability, distribution, and customer support. A number of companies worldwide with significant financial resources or customer relationships compete with us to provide similar products and services, such as Johnson Matthey, Engelhard and OMG (Degussa). Our competitors may be positioned to offer more favorable product and service terms to the marketplace, resulting in reduced profitability and loss of market share for us. Financial pressures faced by our competitors may cause them to engage in uneconomic pricing practices, which could cause the prices that we are able to charge in the future for our products and services to be less than we have historically charged. Our future success is based in large part upon our ability to successfully compete in the markets we currently serve and to expand into additional product and service offerings. Our failure to do so could lead to a loss of market share for us, resulting in a material adverse effect on our results of operations.

The principal raw materials that we use are steel, and precious metals such as platinum. The metals industry as a whole is cyclical and at times pricing and availability of raw materials in the metals industry can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials, and may, therefore, adversely affect our net sales, and operating margin. During periods of rising raw materials pricing, there can be no assurance that we will be able to pass any portion of such increases on to our customers. When raw material prices decline, customer demands for lower prices could result in lower sale prices and, as we use existing inventory, resulting in lower margins. Changing steel and platinum prices could adversely affect our operating margin and net income.

We expect an increase in consulting and audit fees related to the impact of our Sarbanes-Oxley internal control certification efforts, with which we are required to be in compliance by December 31, 2008.

Prior to January 1, 2006, we utilized the intrinsic value method to account for our stock-based compensation plans in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Using the modified prospective application method, effective January 1, 2006, we account for our stock-based compensation plans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment" which requires a fair value method of accounting for compensation costs related to our stock-based compensation plans. Under the fair value method recognition provision of the statement, a share-based payment is measured at the grant date based upon the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards requires judgment in estimating employee and market behavior. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted. Under APB No. 25, for the twelve months ended December 31, 2005, we estimated that the pro forma net income impact under SFAS No. 123(R) would have been approximately $544 thousand. For the twelve months ended December 31, 2006, the results of adopting SFAS No. 123(R) on our results of operations was additional expense of approximately $122 thousand.

We have 700,000 Class A special shares of $453,900 (based on the historical exchange rate at the time of issuance.), authorized, issued, and outstanding. The Class A special shares are issued by our wholly-owned subsidiary BBL Technologies, Inc. ("BBL") without par value, and are redeemable on demand by the Holder of the shares which is a private Ontario Corporation at $700,000 CDN (which translates to ($600,704 USD) at December 31, 2006. As the Class A special shares were issued by our wholly-owned subsidiary BBL, the maximum value upon which we are liable is the net book value of BBL. At December 31, 2006 BBL had an accumulated deficit and therefore would be unable to redeem the Class A special shares at their ascribed value.

DEBT STRUCTURE

In September 2004, we issued $6.1 million of convertible debentures in which the basis of conversion into our common stock is $0.50 per share, which includes warrants to purchase an additional 3.05 million shares of common stock at $1.00 per share which were subsequently adjusted to $0.85 on April 21, 2005, in accordance with the terms of the warrants. The debentures are for a term of three (3) years and earn interest at the rate of 4% per annum. We have computed the fair-value of the warrants utilizing the Black-Scholes method and apportioned the fair value of the debt and warrants accordingly. As a result, the debentures were discounted by $528,000, which is being amortized over the three (3) year life of the debentures. The effective yield on the debenture is 4.38%.

The principal of this debenture is payable in U.S. currency or, at our option, in shares of common stock, par value $0.001 per share, at $0.50 per share. At our option, interest on the debenture is payable in cash or shares of common stock under a conversion formula as provided in the debenture. We elected to issue shares of our common stock as payment of the first year's interest earned on our 4% convertible debentures issued in September 2004. A total of 348,571 shares of common stock were issued to 10 debenture holders for the $244,000 of accrued interest through September 13, 2005. As well, we elected to issue shares of our common stock as payment of the second year's interest earned. A total of 387,302 shares of common stock were issued to 10 debenture holders for the $244,000 of accrued interest through September 13, 2006. It is anticipated that the principal amount of the debentures, in the amount of $6.1 million, will be paid to the debenture holders by way of issuance of 12,200,000 shares of common stock when due.

During the current year, we issued three unsecured subordinated promissory notes of $0.5 million, $1million, and $1.2 million totaling $2.7 million to a company controlled by a trust to which a director and shareholder of our Company is the beneficiary. The notes bear interest at 9% per annum. The holder of the $1 million and $1.2 million notes issued on September 1, 2006 and June 27, 2006 respectively, has the option to receive payment of principal and all accrued interest in the form of restricted shares of the Company's common stock, par value ($0.001) with cost free piggyback registration rights. Under this repayment option, interest will be calculated at 12% per annum. On January 9, 2007, the Company paid back the $0.5 million subordinated promissory note it had previously issued on November 13, 2006 in the principal amount of $500,000 by paying the Holder the sum of $506,780 in cash, representing $500,000 principal and $6,780 interest. Subsequently, On February 9, 2007, the above two unsecured subordinated promissory notes in the principal amount of $1.0 million and $1.2 million were consolidated into one unsecured subordinated demand note with principal amount of $2,308,147. This Consolidated Note, is due and payable to Holder upon demand. As with the original Promissory Notes, the Consolidated Note will continue to bear interest at a rate of 9% per annum if principal and interest are paid by the Company in cash, or if principal and interest are paid in shares of restricted common stock of the Company, the Consolidated Note will bear interest at a rate of 12% per annum. The Company may prepay the Consolidated Note without penalty at any time.

On February 15, 2007 the Company issued a $500,000 unsecured subordinated demand promissory note to a member of the Company's Board of Directors. This Note also bears interest at 9% per annum and is payable upon demand. Subsequently, on March 7, 2007, the Company entered into an agreement whereby it borrowed an additional sum of $500,000 from a member of the Company's Board of Directors and consolidated this sum with the principal and accrued interest of the $500,000 unsecured demand promissory note previously issued on February 15, 2007. This Consolidated Note is in the principal amount of $1,002,589 and bears interest at a rate of 9% per annum and is payable upon demand. The Company may prepay the Consolidated Note without penalty at any time.

Effective March 20, 2007 the Company's subsidiary, ESW Canada Inc. entered into a revolving credit agreement ("Revolving Credit Agreement") with a Canadian banking institution to provide for up to $2.5 million in secured revolving loans. The Company's revolving credit agreement allows for available borrowings of up to $2.5 million, to cover direct costs such as material and labour for specific sales orders. The facility has been guaranteed to the bank under Export Development Canada's (EDC) pre shipment financing program. Subject to the loan amount outstanding at any given time the company considers the total cost of the financing to be on favorable terms.

The amount of availability at any time is dependent upon various factors, including, the amount of open export orders on hand, and the amount of eligible receivables.

Obligations under the revolving credit agreement are collateralized by a first-priority lien on the assets of the Company and its subsidiary ESW Canada Inc. including, accounts receivable, inventory, equipment and other tangible and intangible property, including the capital stock of all direct subsidiaries.

Borrowings under the revolving credit agreement bear interest at 1 1/2 percent above prime. The terms relating to the credit agreement specifically note that at the time of any borrowing under the credit agreement, the Company's subsidiary ESW Canada Inc. maintain a tangible net worth of at least $2.5 million.

The credit agreement contains, among other things, covenants, representations and warranties and events of default customary for a facility of this type for both the Company and its subsidiary ESWC. Such covenants include certain restrictions on the incurrence of additional indebtedness, liens, acquisitions and other investments, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other repurchases in respect of capital stock, voluntary prepayments of certain other indebtedness, capital expenditures and transactions with affiliates, subject to certain exceptions.

Under certain conditions amounts outstanding under the credit agreements may be accelerated. Such events include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt, entry of material judgments not covered by insurance, or a change of control of the Company.

Our ability to service our indebtedness in cash will depend on our future performance, which will be affected by prevailing economic conditions, financial, business, regulatory and other factors. Certain of these factors are beyond our control. We believe that, based upon our current business plan, we will be able to meet our debt service obligations when due. We believe that by the third quarter of 2007 we will have a much stronger balance sheet. Significant assumptions underlie this belief, including, among other things, that we will be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. If we cannot generate sufficient cash flow from operations to service our indebtedness and to meet our other obligations and commitments, we might be required to refinance our debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancing or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or raise funds through asset sales, sales of equity or otherwise, our ability to pay principal and interest on our debt would be impaired. On such circumstance, we would have to issue shares of our common stock as repayment of this debt, which would be of a dilutive nature to our present shareholders.

CONTRACTUAL OBLIGATIONS

Effective November 24, 2004, our wholly owned subsidiary ESW America, Inc. entered into a lease agreement for approximately 40,200 square feet of leasehold space, which houses our research and development facilities in Montgomery Township, Pennsylvania. The lease commenced on January 15, 2005 and expires January 31, 2010. Effective December 20, 2004, our wholly owned subsidiary ESW Canada, Inc. entered into an offer to lease agreement for approximately 50,000 square feet of leasehold space which houses our executive offices and a manufacturing plant located in Concord, Ontario Canada.


The following breakdown as at December 31, 2006 is the total, of the minimum annual lease payments, for both leases.

                       2007      440,484
                       2008      445,890
                       2009      451,296
                       2010      150,236

SIGNIFICANT ACCOUNTING POLICIES AND ACCOUNTING STANDARDS

GENERAL

Our discussion and analysis of the financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States Generally Accepted Accounting Principles.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates generally require us to make assumptions about matters that are highly uncertain at the time of the estimate; and if different estimates or judgments were used, the use of these estimates or judgments would have a material effect on our financial condition or results of operations.

The estimates and judgments we make that affect the reported amount of assets, liabilities, revenues and expenses are based on our historical experience and on various other factors, which we believe to be reasonable in the circumstances under which they are made. Actual results may differ from these estimates under different assumptions or conditions. We consider our accounting policies related to revenue recognition, the valuation of inventories and accounting for the value of long-lived assets and intangible assets to be critical accounting policies.

REVENUE RECOGNITION

We recognize revenue when it is realized or realized and earned. We consider revenue realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed and determinable, risk of ownership has passed to the customer and collection of the resulting receivable is reasonably assured.

On a monthly basis, an aged account receivable report is produced and we review all account receivables. We review all amounts outstanding greater than sixty days. Based on previous customers payment history, we determine whether an (or portion of an) allowance needs to be provided on each customers' outstanding balance.

INVENTORIES

Raw materials are stated at the lower of cost and replacement cost. Work in process and finished goods inventories are stated at the lower of cost and net realizable value. These costs include the cost of materials plus direct labor applied to the product and the applicable share of overhead. Cost is determined on a first-in-first-out basis.

Our policy for valuation of inventory, including the determination of obsolete or excess inventory, requires management to estimate the future demand for the Company's product. Inventory is subject to inexact estimates by management.

We purchase on a "buy to order" basis. When a customer orders a product, then we purchase the majority of the materials to start manufacturing the product.

VALUATION OF LONG-LIVED ASSETS AND INTANGIBLE ASSETS

We assess the impairment on long lived assets and intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Intangible assets are stated at cost less accumulated amortization and are comprised of licenses and patents. Unforeseen events, changes in circumstances and market conditions, and material differences in the value of long-lived and intangible assets due to changes in estimates of future cash flows could affect the fair value of the our assets and require an impairment charge. Intangible assets are reviewed annually to determine if any events have occurred that would warrant further review. In the event that a further assessment is required, we will analyze estimated undiscounted future cash flows to determine whether the carrying value of the intangible asset will be recovered and if an impairment charge will be required.

Patents include all costs necessary to acquire intellectual property such as patents and trademarks, as well as legal costs arising out of litigation relating to the assertion of any Company-owned patents.

RESEARCH AND DEVELOPMENT

We are engaged in research and development work. Research and development costs for the acquisition of capital assets that have a future benefit have been capitalized. Due to uncertainties all other costs relating to research and development have been expensed as incurred.

NEW ACCOUNTING PRONOUNCEMENTS.

In September 2006, the FASB issued SFAS No. 158, which requires companies to fully recognize the funded status of each pension and other postretirement benefit plan as a liability or asset on their balance sheets with all unrecognized amounts to be recorded in other comprehensive income. SFAS No. 158 is effective as of the end of the fiscal year ending after December 15, 2006. The Company does not expect that this Interpretation will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, which enhances existing guidance for measuring assets and liabilities using fair value. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is evaluating the impact of SFAS No. 157 on its financial position and results of operations.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 (SAB Topic 1N), "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"), which outlines the approach it believes registrants should use to quantify the misstatement of current year financial statements that results from misstatements of prior year financial statements. SAB 108 requires registrants to use a combination of two approaches, the "rollover" approach, which quantifies a misstatement based on the amount of the error originating in the current year income statement and the "iron curtain" approach, which quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year. SAB 108 requires registrants to adjust their financial statements if the new approach results in a conclusion that an error is material. SAB 108 is effective for an interim period of the first fiscal year ending after November 15, 2006. We do not expect the adoption of this bulletin to have a material impact to our financial statements.

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109." This Interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, "Accounting for Income Taxes." FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of these uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that this Interpretation will have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets ("SFAS No. 156"), which amends FASB Statement No. 140 ("SFAS No.140"). SFAS 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006 (e.g., January 1, 2007, for calendar year-end entities). The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting. Specifically, the FASB said FAS No. 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value. The Company does not expect that this Interpretation will have a material impact on its financial position, results of operations or cash flows.

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140." SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and also resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." SFAS No. 155 was issued to eliminate the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for in a similar fashion, regardless of the instrument's form. The Company does not believe that its financial position, results of operations or cash flows will be impacted by SFAS No. 155.

In May 2005, the FASB issued SFAS 154, which replaces APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements." The statement applies to all voluntary changes in accounting principle and changes resulting from adoption of a new accounting pronouncement that does not specify transition requirements. SFAS 154 requires retrospective application to prior periods' financial statements for changes in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 with early implementation permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this statement is issued. SFAS 154 is effective for us beginning January 1, 2006 and will be applied when applicable.

No new accounting pronouncements have been issued during the fiscal year ended December 31, 2006 that would have a material impact on our financial statements. We have reviewed the status of its accounting pronouncements and believe there are no significant changes from that disclosed in this report.

FOREIGN CURRENCY TRANSACTIONS

The results of operations and the financial position of our operations in Canada is principally measured in Canadian currency and translated into U.S. dollars. The future effects of foreign currency fluctuations between U.S. dollars and Canadian dollars will be somewhat mitigated by the fact that expenses will be generally incurred in the same currency in which revenues will be generated. The future reported income of our Canadian subsidiary would be higher or lower depending on a weakening or strengthening of the U.S. dollar against the Canadian currency.

A portion of our assets are based in its foreign operation and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, Accordingly, our consolidated stockholders' investment will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the Canadian currency.

Our strategy for management of currency risk relies primarily upon conducting our operations in the countries' respective currency and we may, from time to time, engage in hedging intended to reduce our exposure to currency fluctuations. At December 31, 2006, we had no outstanding forward exchange contracts.

COMPARISON OF YEAR ENDED DECEMBER 31, 2005 TO YEAR ENDED DECEMBER 31, 2004

RESULTS OF OPERATIONS

Revenues for the year ended December 31, 2005 increased by $1,165,532, or 61.1 percent, to $3,072,236 from $1,906,704 for the year ended December 31, 2004. The primary factor that favorably impacted revenue during the year ended December 31, 2005 included repeat orders from existing customers for our Quiet Cat(TM) line and diesel substrate products.

Cost of sales for the year ended December 31, 2005 increased by $769,058, or
65.9 percent, to $1,935,711 from $1,166,653 for the year ended December 31, 2004. Cost of sales as a percentage of revenues for the year ended December 31, 2005 was 63.0 percent, which is higher as compared to 61.2 percent for the year ended December 31, 2004. The gross margin for the year ended December 31, 2005 was 37.0 percent as compared to a gross margin of 38.8 percent for the year ended December 31, 2004. The reason for the slight decrease in the gross margins percentage is due to increased steel and precious metal prices in 2005. We have implemented a strategy in an effort to mitigate the effect of rising steel prices on our results of operations. This strategy included delaying increases from raw material suppliers; selling steel off cuts and scrap at the highest possible price; increase cost reduction programs throughout the business; and lastly negotiate price relief from customers. We do not currently hedge any of our precious metals materials; however we would consider this approach as demand for our products increase. Our results of operations will continue to be adversely affected by higher steel and precious metal prices unless we are successful in passing along these increases to our customers or otherwise offset these operating costs.

Marketing, office and general expenses for the year ended December 31, 2005 increased by $1,344,156, or 101.1 percent, to $2,674,282 from $1,330,126 for the year ended December 31, 2004. The increase is primarily due to additional staff hired with the opening of the Canadian plant, as well as the expenses involved in ramping up the two new facilities, which resulted in an increase in costs of $509,063. There was an increase of $123,803 from the warrant amortization interest, which is a non-cash item, as it related to the issuance of the convertible debentures in September 2004. There was an increase of $120,571 in investor relations. An increase of $100,709 related to travel and general costs due to building the two new facilities. There was an increase of $490,010 due to rent, insurance general plant and utility costs for the two new facilities in Montgomeryville Pennsylvania and in Concord, Ontario, Canada. As a percentage of revenue, marketing, office and general expenses increased to 87.0 percent for the year ended December 31, 2005, compared to 69.8 percent for the year ended December 31, 2004.

R & D for the year ended December 31, 2005 increased by $538,445 to $541,811 from $3,366 for the year ended December 31, 2004. We aggressively pursued testing and research and development in our efforts to develop innovative products to serve our customers better globally and improve our product mix and profit margins. We believe that this expenditure will result in increase orders for our products. As a percentage of revenue R & D expense increased to 17.6% for the year ended December 31, 2005 compared to 0.2% for the year ended December 31, 2004.

Officer's compensation and director's fees for the year ended December 31, 2005 decreased by $3,987, or 1.0 percent, to $390,191 from $394,178 for the year ended December 31, 2004. As a percentage of revenue, officer's compensation and director's fees decreased to 12.7 percent for the year ended December 31, 2005, compared to 20.7 percent for the year ended December 31, 2004. The decrease was due to a change in management.

Consulting and professional fees for the year ended December 31, 2005 decreased by $46,471, or 12.7 percent, to $319,244 from $365,715 for the year ended December 31, 2004. The decrease is due to higher fees paid in 2004 for consulting fees related to the development and implementation of our two new facilities. As a percentage of revenue, consulting and professional fees decreased to 10.4 percent for the year ended December 31, 2005, compared to 19.2 percent for the year ended December 31, 2004.

Interest expense on long-term debt was $244,000 for the year ended December 31, 2005 as opposed to $72,364 for the year ended December 31, 2004. In September 2004, we issued $6.1 million of convertible debentures in which the basis of conversion into our common stock is $0.50 per share, which includes warrants to purchase an additional 3.05 million shares of common stock exercisable at $1.00 per share which subsequently have been adjusted to an exercise price of $0.85 a share effective April 21, 2005. The debentures are for a term of three (3) years and earn interest at the rate of 4% per annum.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of operating capital have been the proceeds of our various financing transactions. As of December 31, 2005, the Company had cash and cash equivalents of $3,083,373.

Net Cash used in operating activities for the year ended December 31, 2005 amounted to $3,221,231 which was mainly attributable to the loss, net of depreciation, amortization, amortization of the fair value of the debenture warrant and others of $2,356,933. As well as an increase in operating assets and liabilities of $864,298 which was primarily due to an increase of inventory as we begin to position ourselves for ongoing manufacturing, offset by an increase in accounts payable and accrued liabilities, primarily due to accounts payable attributed to planned expansions at its manufacturing facilities and precious metals purchases.

Net Cash used in investing activities was $2,850,841 for the year ended December 31, 2005 as compared to $355,807 for the year ended December 31, 2004. The capital expenditures in the year 2005 were primarily dedicated to the purchase of equipment and leaseholds for our research and development facilities located in Montgomery Township, Pennsylvania, and the manufacturing facility in Concord Ontario, Canada.

Net cash provided in financing activities totaled $4,522,432 for the year ended December 31, 2005 as compared to $6,362,606 for the year ended December 31, 2004. On April 21, 2005, we closed an initial traunche of a private placement offering. Pursuant to a subscription agreement with one accredited investor, we received $2,000,000 and issued 2,352,941 shares of common stock; three year warrants to purchase 1,300,000 shares of common stock at $0.90 per share; three year warrants to purchase 200,000 shares of common stock at $2.00 per share; and three year warrants to purchase 200,000 shares of common stock at $3.00 per share pursuant to Regulation D of the Securities Act of 1933, as amended. Effective April 21, 2005, in conjunction with the offering, we adjusted the exercise price of 3,050,000 three year warrants previously issued to nine (9) accredited investors including AB Odnia an entity affiliated with Bengt Odner who is also a director of our company from $1.00 per share to $0.85 per share in accordance with the terms of the warrants previously issued by us on September 15, 2004.

On July 5, 2005, we completed a second traunche of a private placement offering. Pursuant to subscription agreements with three accredited investors, we received $1,850,000 and issued 2,176,470 shares of common stock; three year warrants to purchase 1,202,500 shares of common stock at $0.90 per share; three year warrants to purchase 185,000 shares of common stock at $2.00 per share; and three year warrants to purchase 185,000 shares of common stock at $3.00 per share pursuant to Regulation D of the Securities Act of 1933, as amended. In connection with the offering, we entered into registration rights agreements with the investors and agreed to use our best efforts to file a registration statement for the resale of the common stock and the shares of common stock issuable upon exercise of the warrants within one hundred and twenty (120) days of the date of the agreement.

On November 7, 2005, we elected to issue shares of common stock as payment of interest earned on our 4% convertible debentures issued in September 2004. A total of 348,571 shares of common stock were issued to 10 debenture holders per the debentures.

On December 2, 2005 we received $26,000 for the exercise of options at $0.50 per share and issued 50,000 shares of common stock.

In December 2005 the Company received $661,147 from the exercise of 4,672,352 warrants to purchase 2,269,999 shares of common stock. The warrants were issued as a part of the Unit Placements in 2002 in which participants received one warrant for each unit purchased, that allows for the purchase of one-half share of common stock for each share of common stock purchased in the Unit Placement. Warrants can only be exercised in even lots for full shares for an exercise price of $0.30 per share.

We made substantial capital investments in manufacturing capability to support our products. We are in the final stages of the completion of the plants. When fully complete, our new substrate manufacturing plant located in Concord Ontario, Canada, is intended to enable us to control the complete manufacturing process required for production of catalyzed substrates. Catalyzed substrates are the integral part of all catalytic converter systems sold worldwide.

We have also made a substantial capital investment in our new Tech Center based in Montgomeryville Pennsylvania. This facility provides the catalytic and chemical wash coat products for the new Concord Ontario plant. As well all of our emission testing laboratories and testing capabilities is located there. The new 40,200 sq ft facility houses a state of the art 18,000 sq ft expansion of "Air Testing Services", our EPA/CARB recognized engine/vehicle emissions testing lab. The facilities include several new testing systems. In addition to our existing laboratory testing capabilities, we have acquired additional heavy duty and light duty truck chassis dynamometers, as well as a heavy-duty-diesel transient engine emissions test dynamometer, and additional analytical test instruments.

We used part of the proceeds from these placements for due diligence and investigating compliance issues for potential listing of our securities on new exchanges, further capital expenditures and for general corporate purposes.

Our principal source of liquidity is cash provided by financing activities. Our principal use of liquidity will be to finance capital expenditures and to provide working capital availability. We expect that total capital expenditures for 2006 will be approximately $800,000. These capital expenditures will be used primarily for equipment and the completion of the facilities.

We believe this capital expenditure will improve our retention of small to medium-sized customers while at the same time provide us with added sales capacity for higher-end selling solutions. It is anticipated that the expansion of our testing facilities will bring increase revenue, as ATS will now have the capacity to service larger customers.

These capital expenditures and our intent to capitalize on an anticipated increase in demand for our products are the steps that we are taking to try to become profitable and generate positive cash flow. However, there can be no assurances that these steps will be completed or that we will become profitable. Based on ESW's current operating plan, management believes cash at December 31, 2005 is sufficient to meet operating needs for at least the next six months.

Should we not become profitable before this money is expensed, we will need to continue to finance our operations through other capital financings. We continue to seek, equity financing and/or debt financing in the form of private placements at favorable terms, or the exercise of currently outstanding options or warrants that would provide additional capital in order to make available all opportunities and keep our options flexible. However, such additional financing may not be available to us, when and if needed, on acceptable terms or at all. We intend to retain any future earnings to retire debt, finance the expansion of our business and any necessary capital expenditures, and for general corporate purposes.

Our operating profitability requires that we increase our sales and lower our overall cost to manufacture our products and improve both sales and administrative productivity through process, and system enhancements. This will be largely dependent on the success of our initiatives to streamline our infrastructure and drive our operational efficiencies across our company. Our failure to successfully implement these initiatives, or the failure of such initiatives to result in improved profit margins, could have a material adverse effect on our liquidity, financial position, and results of operations.

A top priority for us in fiscal 2006 is core growth, which is the gaining of market share in underrepresented markets, and the targeting of our product segments in which demand is growing the fastest. We are seeking to expand into markets such as Europe and Asia, as new opportunities within that region are opening up, in an effort to build solidly on our core business. To ensure that we capture the fastest growing product technologies, we continue to explore possible joint venture agreements and or the introduction of new products and or technologies. Our success is dependent upon our ability to charge adequate prices for the products and services we offer. Depending on competitive market factors, future prices we can charge for our products and services we offer may vary and may impact our profitability. Competition is based largely upon technology, performance, pricing, quality, reliability, distribution, and customer support. A number of companies worldwide with significant financial resources or customer relationships compete with us to provide similar products and services, such as Johnson Matthey, Engelhard and OMG (Degussa) Our competitors may be positioned to offer more favorable product and service terms to the marketplace, resulting in reduced profitability and loss of market share for us. Financial pressures faced by our competitors may cause them to engage in uneconomic pricing practices, which could cause the prices that we are able to charge in the future for our products and services to be less than we have historically charged. Our future success is based in large part upon our ability to successfully compete in the markets we currently serve and to expand into additional product and service offerings. Our failure to do so could lead to a loss of market share for us, resulting in a material adverse effect on our results of operations.

The principal raw materials that we use are steel, and precious metals such as platinum. The metals industry as a whole is cyclical and at times pricing and availability of raw materials in the metals industry can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials, and may, therefore, adversely affect our net sales, and operating margin. During periods of rising raw materials pricing, there can be no assurance that we will be able to pass any portion of such increases on to our customers. When raw material prices decline, customer demands for lower prices could result in lower sale prices and, as we use existing inventory, resulting in lower margins. Changing steel and platinum prices could adversely affect our operating margin and net income.

We expect an increase in consulting and audit fees related to the impact of our Sarbanes-Oxley internal control certification efforts, with which we are required to be in compliance by December 31, 2007.

In December 2004, the Financial Accounting Standards Board (the "FASB") issued its final standard on accounting for share-based payments, SFAS 123R (Revised
2004), "Share-Based Payments" ("SFAS 123R"). SFAS 123R requires companies to expense the fair value of employee stock options and other similar awards, effective for interim and annual periods beginning on or after December 15, 2005. Accordingly, we have not yet determined the impact on our consolidated financial statements of adopting SFAS 123R.

We have 700,000 Class A special shares of $453,900 (based on the historical exchange rate at the time of issuance.), authorized, issued, and outstanding. The Class A special shares are issued by our wholly-owned subsidiary BBL Technologies, Inc. ("BBL") without par value, and are redeemable on demand by the Holder of the shares which is a private Ontario Corporation at $700,000 CDN (which translates to ($600,395 USD) at December 31, 2005. As the Class A special shares were issued by our wholly-owned subsidiary BBL, the maximum value upon which we are liable is the net book value of BBL. At December 31, 2004 BBL had an accumulated deficit and therefore would be unable to redeem the Class A special shares at their ascribed value.

DEBT STRUCTURE

In September 2004, we issued $6.1 million of convertible debentures in which the basis of conversion into our common stock is $0.50 per share, which includes warrants to purchase an additional 3.05 million shares of common stock at $1.00 per share which was subsequently adjusted to $0.85 on April 21, 2005, in accordance with the terms of the warrants previously issued by the Company September 15, 2004. The debentures are for a term of three (3) years and earn interest at the rate of 4% per annum. We have computed the fair-value of the warrants utilizing the Black-Scholes method and apportioned the fair value of the debt and warrants accordingly. As a result, the debentures were discounted by $528,000, which is being amortized over the three (3) year life of the debentures. The effective yield on the debenture is 4.38%.

The principal of this debenture is payable in U.S. currency or, at our option, in shares of common stock, par value $0.001 per share, at $.50 per share. At our option, interest on the debenture will be payable in cash or shares of common stock under a conversion formulas as provided in the debenture. We elected to issue shares of our common stock as payment of interest earned on our 4% convertible debentures issued in September 2004. A total of 348,571 shares of common stock were issued to 10 debenture holders for the $244,000 of accrued interest through September 13, 2005, as per the terms of the debentures.

Our ability to service our indebtedness in cash will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Certain of these factors are beyond our control. We believes that, based upon our current business plan, we will be able to meet our debt service obligations when due. Significant assumptions underlie this belief, including, among other things, that we will be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. If we cannot generate sufficient cash flow from operations to service our indebtedness and to meet our other obligations and commitments, we might be required to refinance our debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancing or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or raise funds through asset sales, sales of equity or otherwise, its ability to pay principal of, and interest on, our debt would be impaired. On such circumstance, we would have to issue shares of our common stock as repayment of this debt, which would be of a dilutive nature to its present shareholders.

CONTRACTUAL OBLIGATIONS

Effective November 24, 2004, our wholly owned subsidiary ESW America, Inc. entered into a lease agreement for approximately 40,200 square feet of leasehold space, which houses our research and development facilities in Montgomery Township, Pennsylvania. The lease commenced on January 15, 2005 and expires January 31, 2010. Effective December 20, 2004, our wholly owned subsidiary ESW Canada, Inc. entered into an offer to lease agreement for approximately 50,000 square feet of leasehold space which houses our executive offices and a manufacturing plant located in Concord, Ontario Canada.

The following breakdown as at December 31, 2005 is the total, of the minimum annual lease payments, for both leases.

                             2006          $441,390
                             2007          $441,390
                             2008          $446,815
                             2009          $452,240
                             2010          $150,707


FOREIGN CURRENCY TRANSACTIONS

Some of our revenues were derived from manufacturing operations in Canada. The results of operations and the financial position of our operations in Canada is principally measured in Canadian currency and translated into U.S. dollars. The future effects of foreign currency fluctuations between U.S. dollars and Canadian dollars will be somewhat mitigated by the fact that expenses will be generally incurred in the same currency in which revenues will be generated. The future reported income of our Canadian subsidiary would be higher or lower depending on a weakening or strengthening of the U.S. dollar against the Canadian currency.

A portion of our assets are based in its foreign operation and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, Accordingly, our consolidated stockholders' investment will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the Canadian currency.

Our strategy for management of currency risk relies primarily upon conducting our operations in the countries' respective currency and we may, from time to time, engage in hedging intended to reduce our exposure to currency fluctuations. At December 31, 2005, we had no outstanding forward exchange contracts.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                                                              Date Elected/
       Name                     Position                      Appointed
       ----                     --------                      ---------------
       Nitin Amersey            Chairman                      January 2003

       David J. Johnson         Director, President and       September 2000
                                Chief Executive Officer

       Joey Schwartz            Director, Chief               June 2005
                                Financial Officer,
                                Acting Principal
                                Accounting Officer and
                                Corporate Secretary

       Bengt G. Odner           Director                      September 2000


       Michael F. Albanese      Director                      February 2006

       John Dunlap III          Director                      February 2007




NITIN M. AMERSEY, age 55, has over thirty years of experience in international trade, marketing and corporate management. Mr. Amersey was elected as a director of Environmental Solutions Worldwide and has served as a member of the board since January 2003. Mr. Amersey was appointed interim Chairman of the Board in May 2004 and subsequently was appointed Chairman of the Board in December 2004. In addition to his service as a board member of Environmental Solutions Worldwide, Mr. Amersey has been Chairman of Scothalls Limited, a private trading firm since 1978. Mr. Amersey has also served as President of Circletex Corp., a financial consulting management firm since 2001 and has served as chairman of Midas Touch Global Media Corp from 2005 to the present. He is also currently a director of Hudson Engineering Industries Pvt. LTD. a private company domiciled in India. From 2003 to 2006 Mr. Amersey was Chairman of RMD Entertainment Group and also served during the same period as chairman of Wide E-Convergence Technology America Corp. Mr. Amersey is also the owner of Langford Business Services LLC. Mr. Amersey has a Masters of Business Administration Degree from the University of Rochester, Rochester, N.Y. and a Bachelor of Science in Business from Miami University, Oxford, Ohio. He graduated from Miami University as a member of Phi Beta Kappa and Phi Kappa Phi. He is the sole member manager of Amersey Investment Holdings LLC a SEC Registered Investment Advisor. Mr. Amersey also holds a Certificate of Director Education from the NACD Corporate Director's Institute.

DAVID J. JOHNSON, age 46, has 25 years experience in the automotive industry in various aspects of engineering, development of components and systems and as an entrepreneur. Mr. Johnson has served as the Company's Chief Operating Officer from August 2000 through November 2001 and in September 2000 was elected as a Director. In addition to serving as a director of ESW, Mr. Johnson has served as Senior Vice President of Sales and Marketing from November 2001 until May 2004 and served as acting Chief Financial Officer from December 2004 through May 2005. Mr. Johnson was appointed as the Interim Chief Executive Officer and President in May 1, 2004 and was subsequently appointed President, Chief Executive Officer in June of 2005. Mr. Johnson attended Tollgate Tech. Secondary, Mohawk College and Devry Institute of Technologies.

JOEY SCHWARTZ, age 46, has 24 years experience in financial management, business strategy development and marketing. Mr. Schwartz was appointed as Chief Financial Officer effective May 23, 2005 and also serves as the Company's Acting Principal Accounting Officer. During various periods from February 2001 to September 2004, Mr. Schwartz served in various consulting positions involving organizational development, corporate compliance, legal affairs and finance for ESW and it's wholly owned subsidiary ESW Canada, Inc. Prior to his association with the Company, Mr. Schwartz consulted for several companies in different industries including Identicam Systems Canada Ltd., which was acquired under the GE Infrastructure security group of companies. He was President of Empereau Manufacturing, for over 18 years, a manufacturing company supplying products to the commercial specification and construction industry as well as government procurement. He is currently president of JMC Emerald Corp. a consulting company. Mr. Schwartz graduated on the dean's honor roll from York University where he received a Bachelor of Arts Degree in Economics and Mathematics.

MICHAEL F. ALBANESE, CPA, age 53, has over 30 years financial experience including roles as CFO and COO. Currently he is the president of Cost Reduction Solutions (CRS), a CPA consulting firm providing services to both private & public companies as well as to the banking industry. From 1978-1986 Mr. Albanese was instrumental in the development of Hertz Penske's One Way Consumer Rental business. Since 2000 he has performed auditing and collateral examination services for such banks as PNC Business Credit, North Fork Bank, Sterling National Bank, Sovereign Bank and many others. Mr. Albanese received a Bachelors of Science degree in Accounting and is a licensed CPA practicing in New Jersey. He is a member of the AICPA and NJSCPA, The Garden State Credit Association and is a registered accountant with the SEC's Public Company Accounting Oversight Board (PCAOB).

BENGT G. ODNER, age 54, has served as a director since September 2000. He served as the Company's Chairman from September 2000 through October 2002. Mr. Odner has also served as our Chief Executive Officer from August 1999 through September 2000 and as interim Chief Executive Officer from February 2002 to July 2002. Mr. Odner was a director of Crystal Fund Ltd., a Bermuda mutual fund, and was a director of Crystal Fund Managers, Ltd. from 1996 until January 2003. From 1990 through 1995, Mr. Odner was the Chairman of Altus Nord AB, a property holding company specializing in Scandinavian properties and a wholly owned subsidiary of Credit Lyonais Bank Paris. Mr. Odner holds a masters degree in Business Administration from Babson College.

JOHN DUNLAP, III, 48, served as Chairman of the Board of Directors of the California Air Resources Board (CARB) from 1994 to 1999. In this post, Mr. Dunlap promoted advanced technological solutions to achieve air quality and public health protection gains. During his tenure as Chairman, Mr. Dunlap oversaw the development and implementation of the most far-reaching air quality regulations in the world aimed at fuels, engines and over 200 consumer products. Prior to Mr. Dunlap's tenure at CARB, he served as the Chief Deputy Director of the California Department of Toxic's Substances Control (DTSC) where his responsibilities included, crafting the state's technology advancement program, serving as the lead administration official in securing congressional and U.S. Department of Defense support and funding for military base closure environmental clean-up and in creating a network of ombudsman staff to assist the regulated businesses in demystifying the regulatory process. In addition, Mr. Dunlap spent more than a decade at the South Coast Air Quality Management District (SCAQMD) in a host of regulatory, public affairs and advisory positions where he distinguished himself as the principle liaison with the business and regulatory community. Mr. Dunlap is currently a partner in the Sacramento, California-based advocacy and consulting firm of Dunlap, Van Vleck & Brown, LLC. Mr. Dunlap has a BA degree in Political Science and Business from the University of Redlands (California) and a Master's degree in Public Policy from Claremont Graduate University (California).

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation for each of the last two (2) fiscal years earned by the Chief Executive Officer and each of the most highly compensated executive officers (the "Named Executives").




                           SUMMARY COMPENSATION TABLE

                                                                             NON-EQUITY    NONQUALIFIED
                                                                              INCENTIVE      DEFERRED
        NAME/PRINCIPAL                                STOCK      OPTION         PLAN       COMPENSATION   ALL OTHER
           POSITION        YEAR     SALARY    BONUS   AWARDS   AWARDS (4)   COMPENSATION     EARNINGS    COMPENSATION    TOTAL

David Johnson (1)          2006    $150,000     -       -        $60,002          -              -           $20,934    $230,936
Director,                  2005    $150,000     -       -                         -              -           $20,934    $170,934
Chief Executive Officer
and President

Joey Schwartz (2)          2006    $120,000     -       -        $57,002          -              -           $12,626    $189,628
Director, Chief            2005     $72,500     -       -                         -              -           $12,626     $85,126
Financial Officer
and Acting Principal
Accounting Officer

Stan Kolaric (3)           2006     $90,000     -       -                         -              -          $103,396    $193,396
Director and Chief         2005     $72,500     -       -           -             -              -            $3,396     $75,896
Operating Officer


1. Mr. Johnson was paid at the annual rate of $150,000. In December 2005, Mr. Johnson received options to purchase 200,000 shares of Common Stock with a per share exercise price of $1.00 (exercise price greater than the fair market value on the date of grant). In 2006, Mr. Johnson received the following compensation, $161,538 as salary and fees, a car allowance of $6,000 per annum and standard medical and dental benefits provided by the Company totaling $3,396.

2. Prior to his appointment as an executive officer and election to the Board of Directors, Mr. Schwartz served as a consultant and received consulting fees. He became an executive officer of the Company in May 2005. In December 2005, Mr. Schwartz received options for 200,000 shares of Common Stock with a per share exercise price of $1.00 (exercise price greater than the fair market value on the date of grant). In 2006, Mr. Schwartz received the following compensation, $129,230 as salary and fees, and standard medical and dental benefits provided by the Company totaling $3,396.

3. Prior to his appointment as an executive officer and election to the Board of Directors, Mr. Kolaric served as a consultant and received consulting fees. He became an executive officer of the Company in May 2005. In December 2005, Mr. Kolaric received options for 200,000 shares of Common Stock with a per share exercise price of $1.00 (exercise price greater than the fair market value on the date of grant). Mr. Kolaric's Agreement with the Company was terminated effective as of October 5, 2006. In 2006 Mr. Kolaric received the following compensation, $90,000 as salary and fees, and $100,000 upon the execution of a Separation Agreement with the Company. Mr Kolaric also received standard medical and dental benefits provided by the Company totaling $3,396.



                                      -52-

4. Represents the cost of the compensation expense recorded by the company for option extensions and vesting amounts in accordance with FAS123R. In April 2006 the company extended for a period of 3 additional years 250,000 options to Mr. Johnson and Mr. Schwartz.

EMPLOYMENT AGREEMENTS

The term of David Johnson's prior employment agreement with the Company expired October, 2005; however, he continued to receive annual compensation of $150,000 for his service as Chief Executive Officer and President under the terms of his expired agreement during 2006. In February 2007, The Company entered into a new employment agreement with Mr. Johnson as President and Chief Executive Officer. The new agreement provides, among other things, for an annual salary for 2007 of $240,000, as well as an award of 600,000 options exercisable for a term of five
(5) years at an exercise price of $0.71 per share (fair market value of the Company's stock as of the date of grant). The agreement also provides that, other than in connection with a change-in-control, if Mr. Johnson's employment is terminated by us other than for death, disability, conviction of a felony or nonperformance of duties, he will be paid the balance of his contract. The employment agreement also provide for participation in benefit plans we offer to our employees, and a car allowance of $1,000 per month.

Mr. Schwartz, the Company's Chief Financial Officer and who also serves as the Company's Acting Principal Accounting Officer receives total compensation of $120,000 on an annual basis plus benefit plans we offer to our employees. Mr. Schwartz continues to receive compensation in his capacity as CFO in accordance with the terms of his prior agreements with the Company and its subsidiary.

Mr. Kolaric, the Company's former Chief operating Officer's agreements with the Company terminated effective as of October 5, 2006. During 2006 he received total compensation that would be $120,000 on an annual basis, plus benefit plans we offered to our employees.



OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows certain information regarding the outstanding equity awards held by the Named Executives at the end of 2006. No new stock awards or stock options were granted to the named executive officers in 2006; however in April 2006 the Company extended the exercise term for 250,000 options previously granted to Messrs Johnson and Schwartz for 3 additional years.

                        Number of
                        Securities
                        Underlying            Option
                       Unexercised           Exercise               Option
                       Options (#)             Price              Expiration
        NAME           Exercisable              ($)                  Date
--------------------- --------------------------------------------------------
David J. Johnson          250,000              $0.50                5/1/2009
                          600,000*             $0.50               8/11/2009
                          150,000              $0.27                8/6/2009
                          200,000              $1.00              12/30/2010

Joey Schwartz             250,000              $0.50                5/1/2009
                          150,000              $0.50               12/1/2009
                          200,000              $1.00              12/30/2010

Stan Kolaric              150,000              $0.50               7/31/2008
                          200,000              $1.00               7/31/2008

* The 600,000 options are not part of a Stock Option Plan; however these options are included in this post-effective amendment to our SB-2 registration statement (SEC File No 333-129579), declared effective by the SEC on June 22, 2006.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

During 2006 the Company did not compensate its directors for their attendance at individual meetings of the Board of Directors, however, non-management directors were reimbursed for verifiable expenses incurred during the course of service to the board and/or Company provided said expenses were approved by the Company. In 2006 the Company instituted monthly compensation for outside directors of $2,500.


                          Fees earned       Option
Name of Outside               or          Awards (1)
Director                 Paid in cash        ($)            Total
------------------------ -------------- --------------- --------------
Nitin M. Amersey             $30,000        $1,000          $31,000
Michael Albanese             $22,500         $0.00          $22,500
Bengt G. Odner               $30,000        $1,000          $31,000


1. Represents the cost of the compensation expense recorded by the company in accordance with FAS123R.



The following table shows certain information regarding the outstanding equity awards held by the outside Directors at the end of 2006. No stock awards or stock options were granted to the outside Directors in 2006.

                                            Option
                           Number of       Exercise        Option
                          Options (#)       Price         Expiration
     NAME                 Outstanding        ($)             Date
------------------------ -------------- --------------- --------------
Nitin M. Amersey             150,000 *      $0.50          8/11/2009
                              50,000        $0.27           8/6/2013
                             150,000        $1.00         12/30/2010

Bengt G. Odner               850,000 *      $0.50          8/11/2009
                              50,000        $0.27           8/6/2013
                             150,000        $1.00         12/30/2010



* These options are not part of a Stock Option Plan; however these options are included in this post-effective amendment to our SB-2 registration statement (SEC File No 333-129579), declared effective by the SEC on June 22, 2006.

                        Number of
                        Securities
                        Underlying            Option
                       Unexercised           Exercise               Option
                       Options (#)             Price              Expiration
        NAME           Exercisable              ($)                  Date
--------------------- --------------------------------------------------------
David J. Johnson          250,000              $0.50                5/1/2009
                          600,000*             $0.50               8/11/2009
                          150,000              $0.27                8/6/2009
                          200,000              $1.00              12/30/2010

Joey Schwartz             250,000              $0.50                5/1/2009
                          150,000              $0.50               12/1/2009
                          200,000              $1.00              12/30/2010

Stan Kolaric              150,000              $0.50               7/31/2008
                          200,000              $1.00               7/31/2008

* The 600,000 options are not part of a Stock Option Plan; however these options are included in this post-effective amendment to our SB-2 registration statement (SEC File No 333-129579), declared effective by the SEC on June 22, 2006.

THE 2002 STOCK OPTION PLAN

On June 23, 2005, the Company, with shareholder approval, amended its 2002 Stock Option Plan, to increase the underlying shares of common stock available under the plan to 5,000,000 shares. The 2002 Stock Option Plan is the successor plan to the 2000 Nonqualified Stock Option Plan. All stock options outstanding under the 2000 Nonqualified Stock Option Plan remain in effect according to there terms and conditions (including vesting requirements). Under the Company's 2002 Stock Option Plan, the compensation committee may grant equity incentive awards to directors, officers, employees and service providers of the Company, in the form of incentive stock options, non-qualified stock options, and other performance-related or non-restricted stock awards. The selection of participants in the 2002 Plan, the determination of the award vehicles to be utilized and the number of stock options or shares subject to an award are determined by the compensation committee, in its sole discretion, within the approved allocation of shares. The committee shall determine any service requirements and/or performance requirements pertaining to any stock awards under the 2002 Plan. The Plan permits the Company to provide its employees with incentive compensation opportunities which are motivational and which afford the most favorable tax and accounting treatments to the Company. The exercise price of any option granted under the 2002 Plan shall not be less than the fair market value of the common stock of the Company on the date of grant.




               APPOINTMENT/RESIGNATION OF OFFICERS AND DIRECTORS

On February 16, 2006, the Company's Board of Directors elected Michael F. Albanese to serve as a member of the Board of Directors.

Effective October 5, 2006 Mr. Stan Kolaric's services as the Company's Chief Operating Officer were discontinued.

Effective February 1, 2007, Mr. Stan Kolaric voluntarily resigned his position as a member of the Company's Board of Directors. Mr. Kolaric resigned without any dispute or disagreement with the Company and its business practices or policies.

Effective February 14, 2007, the Company's Board of Directors elected John Dunlap, III to serve as a member of the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best knowledge of the Company, as of May 2, 2007, certain information with respect to (1) beneficial owners of more than five percent (5%) of the outstanding common stock of the Company, (2) beneficial ownership of shares of the Company's common stock by each director and named executive, (3) beneficial ownership of shares of common stock of the Company by all directors and officers as a group.

Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by the persons/entities indicated.

Based upon the aggregate of all shares of common stock issued and outstanding as of May 2, 2007 in addition to shares issuable upon exercise of options or warrants currently exercisable or becoming exercisable within 60 days and which are held by the individuals named on the table.



                                         TOTAL
  NAME AND ADRESS                     BENEFICIAL                   PERCENT OF
OF BENEFICIAL OWNER                  OWNERSHIP (1)                    CLASS
--------------------------------------------------------------------------------

Nitin M. Amersey, Chairman               805,000  (2)                  1.33%
c/o 335 Connie Crescent
Concord, ON L4K 5R2

David Johnson,                         1,900,000  (3)                  3.07%
Chief Executive Officer,
President and Director
c/o 335 Connie Crescent
Concord, ON L4K 5R2

Bengt Odner, Director                  9,885,499  (4)                 15.35%
c/o 335 Connie Crescent
Concord, ON L4K 5R2

Joey Schwartz,                           710,000  (5)                  1.17%
Chief Financial Officer,
Acting Principal Accounting
Officer and Director
c/o 335 Connie Crescent
Concord, ON L4K 5R2

Albanese, Michael, Director              450,000  (6)                  0.75%
c/o 335 Connie Crescent
Concord, ON L4K 5R2

Dunlap, John III, Director               300,000  (7)                  0.50%
c/o 335 Connie Crescent
Concord, ON L4K 5R2

                                         TOTAL
  NAME AND ADRESS                     BENEFICIAL                   PERCENT OF
OF BENEFICIAL OWNER                  OWNERSHIP (1)                    CLASS
--------------------------------------------------------------------------------

Black Family 1997 Trust                6,741,240  (8)                 10.38%
c/o 1301 Avenue of the Americas
New York, NY 10019

Leon D. Black                          8,351,587  (9)                 12.62%
c/o 1301 Avenue of the Americas
New York, NY 10019

Leon D. Black Trust UAD                  851,470 (10)                  1.42%
11/30/92 FBO Alexander Black
c/o 1301 Avenue of the Americas
New York, NY 10019

Leon D. Black Trust UAD                  851,470 (11)                  1.42%
11/30/92 FBO Benjamin Black
c/o 1301 Avenue of the Americas
New York, NY 10019

Leon D. Black Trust UAD                  851,470 (12)                  1.42%
11/30/92 FBO Joshua Black
c/o 1301 Avenue of the Americas
New York, NY 10019

Leon D. Black Trust UAD                  851,470 (13)                  1.42%
11/30/92 FBO Victoria Black
c/o 1301 Avenue of the Americas
New York, NY 10019

Louis E. Edmondson                     7,326,668 (14)                 12.02%

Robert C. Fanch                        6,756,516 (15)                 10.70%

All current directors and             14,050,499                      20.53%
executive officers as a group
(Six persons)


(1) On the basis of 59,949,962 shares of common stock outstanding, plus, in the case of any person deemed to own shares of common stock as a result of owning options, warrants, or rights to purchase common stock exercisable within 60 days of May 2, 2007.

(2) Includes 155,000 shares of Common Stock and includes options to purchase 50,000 shares of common stock at $0.27 per share expiring August 6, 2013, options to purchase 150,000 shares of common stock at $0.50 per share expiring August 11, 2009, options to purchase 150,000 shares of common stock at $1.00 per share expiring December 30, 2010, and options to purchase 300,000 shares of common stock at $0.71 per share expiring February 16, 2012.

(3) Includes 250,000 options exercisable at $0.50, which expire May 1, 2009, options to purchase 150,000 shares of common stock at $0.27 per share expiring August 6, 2013, includes options to purchase 600,000 shares of common stock at $0.50 per share expiring August 11, 2009, includes options to purchase 200,000 shares of common stock at $1.00 per share expiring December 30, 2010 and options to purchase 700,000 shares of common stock at $0.71 per share expiring February 16, 2012

(4) Mr. Bengt George Odner is a director of Environmental Solutions Worldwide, Inc. as well as AB Odnia and the beneficiary of a trust that controls Ledelle Holdings Limited. Includes 2,175,794 shares of common stock, 2,500,000 shares of common stock underlying a convertible debenture and 625,000 shares of common stock underlying warrants directly beneficially owned by AB Odnia. Also includes 1,000,000 shares of common stock directly owned by Ledelle Holdings Limited, a corporation organized under the Laws of Cyprus. Further includes: (i) 2,234,705 shares of common stock and (ii) 1,350,000 shares of common stock underlying options.

(5) Includes 10,000 shares of Common Stock and includes 250,000 options exercisable at $0.50, which expire May 1, 2009, options to purchase 150,000 shares of common stock at $0.50 per share expiring December 1, 2009, includes options to purchase 200,000 shares of common stock at $1.00 per share expiring December 30, 2010 and options to purchase 100,000 shares of common stock at $0.71 per share expiring February 16, 2012.

(6) Includes 450,000 options to purchase 450,000 shares of common stock at $0.71 per share expiring February 16, 2012.

(7) Includes 300,000 options to purchase 300,000 shares of common stock at $0.71 per share expiring February 16, 2012.

(8) Includes shares and warrants owned by Leon D. Black, Leon D. Black Trust UAD 11/30/92 FBO Alexander Black, Leon D. Black Trust UAD 11/30/92 FBO Benjamin Black, Leon D. Black Trust UAD 11/30/92 FBO Joshua Black and Leon D. Black Trust UAD 11/30/92 FBO Victoria Black for which beneficial ownership is disclaimed.

(9) Includes shares and warrants owned by Black Family 1997 Trust, Leon D.
Black Trust UAD 11/30/92 FBO Alexander Black, Leon D. Black Trust UAD 11/30/92 FBO Benjamin Black, Leon D. Black Trust UAD 11/30/92 FBO Joshua Black and Leon
D. Black Trust UAD 11/30/92 FBO Victoria Black which the beneficial ownership is disclaimed.

 (10) Excludes shares and warrants owned by Black Family 1997 Trust, Leon D. Black, Leon D. Black Trust UAD 11/30/92 FBO Benjamin Black, Leon D. Black Trust UAD 11/30/92 FBO Joshua Black and Leon D. Black Trust UAD 11/30/92 FBO Victoria Black for which beneficial ownership is disclaimed.

(11) Excludes shares and warrants owned by Black Family 1997 Trust, Leon D. Black, Leon D. Black Trust UAD 11/30/92 FBO Alexander Black, Leon D. Black Trust UAD 11/30/92 FBO Joshua Black and Leon D. Black Trust UAD 11/30/92 FBO Victoria Black for which beneficial ownership is disclaimed.

(12) Excludes shares and warrants owned by Black Family 1997 Trust, Leon D. Black, Leon D. Black Trust UAD 11/30/92 FBO Alexander Black, Leon D. Black Trust UAD 11/30/92 FBO Benjamin Black, Leon D. Black Trust UAD 11/30/92 FBO Victoria Black for which beneficial ownership is disclaimed.

(13) Excludes shares and warrants owned by Black Family 1997 Trust, Leon D. Black, Leon D. Black Trust UAD 11/30/92 FBO Alexander Black, Leon D. Black Trust UAD 11/30/92 FBO Benjamin Black and Leon D. Black Trust UAD 11/30/92 FBO Joshua Black for which beneficial ownership is disclaimed.

(14) Includes (i) 2,404,298 shares of Common Stock, 30,000 shares of Common Stock issuable upon the exercise of warrants and 120,000 shares of Common Stock issuable upon conversion of convertible debentures beneficially owned by Louis
E. Edmondson. (ii) 1,176,470 shares of Common Stock, 850,000 shares of Common Stock issuable upon the exercise of warrants beneficially owned by Louis E. Edmondson, Trust Dated July 26th, 2000 and (iii) includes 2,745,900 shares of Common Stock beneficially owned by Pinnacle Services Group Inc.

(15) Includes (i) 750,000 shares of Common Stock beneficially owned by Robert C. Fanch., (ii) 2,826,516 shares of Common Stock directly beneficially owned by Robert C. Fanch Revocable Trust ("Trust"), a trust of which Robert C. Fanch is the trustee and beneficiary, (iii) 1,180,000 shares of Common Stock issuable upon the exercise of warrants directly beneficially owned by Trust and(iv) 2,000,000 shares of Common Stock issuable upon conversion of convertible debentures directly beneficially owned by the Trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 27, 2006, September 1, 2006 and November 13, 2006 Ledelle Holdings Limited a company controlled by a trust of which Bengt George Odner, a director and shareholder of the Company is the beneficiary loaned the Company $1,200,000, $1,000,000 and $500,000 on the respective dates pursuant to the following terms.

On November 13, 2006 the Company issued a $0.5 million unsecured subordinated promissory note to Ledelle. The note bears interest at 9% per annum. Principal and interest was due on December 31, 2006. Within the applicable grace period per the terms of the Note, the note was paid in full on January 9, 2007.

On September 1, 2006 the Company issued a $1 million unsecured subordinated promissory note and on June 27, 2006 the Company issued a $1.2 million unsecured subordinated promissory note. The notes bear interest at 9% per annum. The holder of the notes has the option to receive payment of principal and all accrued interest in the form of restricted shares of the Company's common stock, par value ($0.001) with cost free piggyback registration rights. Under this repayment option, interest will be calculated at 12% per annum. Effective February 9, 2007, the above two unsecured subordinated promissory notes in the principal amount of $1.2 million and $1.0 million and accrued interest were consolidated into one unsecured subordinated demand note with principal amount of $2,308,147. In accordance with the terms of the Consolidated Note, same will be due and payable to Holder upon demand. As with the original Promissory Notes, the Consolidated Note will continue to bear interest at a rate of 9% per annum if principal and interest are paid by the Company in cash, or if principal and interest are paid in shares of restricted common stock of the Company, the Consolidated Note will bear interest at a rate of 12% per annum. The Company may prepay the Consolidated Note without penalty at any time.

Mr. Amersey the Company's Chairman of the Board is the owner of Langford Business Services LLC, a company that is party to a sales representative agreement dated March 15, 2002, with the Company's wholly owned subsidiary, ESW Canada, Inc. whereby Langford and its subagent, Hudson Engineering Industries Pvt. Ltd. (Bombay), also owned by Mr. Amersey and his family, serve as ESW Canada's exclusive representative in India for the sale and after sale support of certain products of the Company in India. To date, no sales transactions have taken place under the agreement between ESW Canada and Langford.

                           DESCRIPTION OF SECURITIES

Common Stock

We have 125,000,000 shares of common stock $.001 par value authorized. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore.

In the event of a liquidation, dissolution or winding up of the company, holders of our common stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preference of any then outstanding series of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

As of May 2, 2007, there were 59,949,962 shares of common stock outstanding held by approximately 345 shareholders of record and approximately 4000 additional shareholders in street name. 15,974,107 shares which are subject to this registration statement are already included in the shares of common stock that are issued and outstanding, as of May 2, 2007.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

ESW is registering the shares of common stock on behalf of the selling security holders. A selling security holder may sell its shares from time to time by any method permitted by the Securities Act of 1933. Each selling security holder will act independently of ESW in making decisions with respect to the timing, manner and size of each sale.

The shares of our common stock covered by this prospectus will be sold, if at all, by each of the selling security holders named herein or their respective pledges, donees, transferees or other successors in interest and not by us.

Each selling security holder may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

     o in the over-the-counter market or on a national securities exchange (any of which may include crosses and block transactions);

     o    in privately-negotiated transactions;

     o through broker dealers, who may act as agents or principals, including through ordinary brokerage transactions and transactions in which broker solicits purchasers;

     o in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o through one or more underwriters, dealers and agents, on a firm commitment or best effort basis, who may receive compensation in the form of underwriting discounts, concessions or omissions from a seller and/or the purchasers of the shares for whom they may act as agent;

     o    through exchange distributions in accordance with applicable rules;

     o    directly to one or more purchasers;

     o    through agents;

     o through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities;

     o    to cover permissible short sales made of the securities;

     o    in any combination of the above; and

     o    in any other lawful manner.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by a selling security holder may arrange for other broker-dealers to participate in a resale.

Certain shares may also be sold pursuant to Rule 144. The selling security holder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling security holders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling security holders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling security holders cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling security holders. The selling security holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.

As noted above, the selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling security holders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling security holders enter into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

Each selling security holder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, a selling security holder. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We will not receive any of the proceeds from the sale of these shares of common stock, although we have paid the expenses of preparing this prospectus and the related registration

We have agreed to indemnify certain selling security holder, and its transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments a selling security holder and its respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                              SELLING STOCKHOLDERS

The number of shares set forth in the table for the selling security holders represents the number of shares of common stock to be offered by each selling security holder, assuming that all warrants and options are exercised, and debentures are converted. The actual exercise price of warrants may be subject to adjustment (See Risk Factors). The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended.

The applicable percentage of ownership listed below is based on 59,949,962 shares of common stock outstanding as of May 2, 2007.

                                         Common Stock     Common Stock to be Sold   Common Stock Beneficially Owned
                                      Beneficially Owned                                    After Offering*
                                      Prior to Offering
               Holder                       Number             Number                     Number           Percent
AB Odnia                                         5,300,794        3,275,794 (1)                 2,025,000       3.10%
Anthony C. Naso                                    100,000          100,000 (2)                       -0-         -0-
Arthur V. Conover, III                              15,000           15,000 (3)                       -0-         -0-
Arvind Peehal                                       15,000           15,000 (4)                       -0-         -0-
Bengt G. Odner                                   3,584,705        2,614,705 (5)                   970,000       1.53%
Black Family 1997 Trust                          6,741,270        6,741,270 (6)                       -0-         -0-
David J. Johnson                                 1,900,000          600,000 (7)                 1,300,000        2.1%
Duane Gulick                                       100,000          100,000 (8)                       -0-         -0-
Ernie L. Green                                     150,000          150,000 (9)                       -0-         -0-
Financial Trust Company Inc.                     4,052,941        4,052,941 (10)                      -0-         -0-
Frank Haas                                         324,750          250,000 (11)                   74,750       0.12%
Jack T. and Judith E. Pottle Trust                 905,006          567,948 (12)                  337,058       0.55%
Joseph Baratta                                      21,722           15,000 (13)                    6,722       0.01%
Joe Marino                                          25,000           25,000 (14)                      -0-         -0-
John A. Donohoe, Jr.                             1,316,667        1,316,667 (15)                      -0-         -0-


                                      -63-

John J Hannan                                    1,310,317        1,310,317 (16)                      -0-         -0-
Leon D. Black                                    1,610,317        1,610,317 (17)                      -0-         -0-
Leon D. Black Trust UAD 11/30/92                   851,471          851,471 (18)                      -0-         -0-
FBO Alexander Black
Leon D. Black Trust UAD 11/30/92                   851,471          851,471 (18)                      -0-         -0-
FBO Benjamin Black
Leon D. Black Trust UAD 11/30/92                   851,471          851,471 (18)                      -0-         -0-
FBO Joshua Black
Leon D. Black Trust UAD 11/30/92                   851,471          851,471 (18)                      -0-         -0-
FBO Victoria Black
Linda Smith                                         60,000           60,000 (19)                      -0-         -0-
CGMI Cust. FBO John S. Newsome                     262,063          262,063 (20)                      -0-         -0-
Traditional IRA
Louis E. Edmondson, Trust Dated                  2,026,470        2,026,470 (21)                      -0-         -0-
July 26th 2000
Louis E. Edmondson                               2,554,298          157,239 (22)                2,397,059       3.84%
Michael J. Doyle                                   479,826          104,826 (23)                  375,000       0.62%
Nitin M. Amersey                                   805,000          150,000 (24)                  655,000       1.08%
Richard Ressler                                  1,310,317        1,310,317 (25)                      -0-         -0-
Robert C. Fanch                                    750,000          750,000 (26)                      -0-         -0-
Robert C. Fanch Revocable Trust                  6,006,516        6,006,516 (27)                      -0-         -0-
Robert J. and Linda M. Smith                       300,000          300,000 (28)                      -0-         -0-
Robert R. Marino                                   150,000          150,000 (29)                      -0-         -0-
Teena D'Alessio                                     15,000           15,000 (30)                      -0-         -0-
Tom Ferello                                         15,000           15,000 (30)                      -0-         -0-


* Assumes the exercise of all warrants, options and /or convertible debentures, and the sale of all shares offered by the selling security holder.

(1) Includes 2,500,000 shares of common stock underlying a $1,250,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 625,000 shares of common stock underlying 625,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 150,794 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 63,493 additional shares that may be issued for interest earned on the debenture.

(2) Includes 100,000 shares of common stock subscribed to in the Company's 2002 unit private placement. These shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act.

(3) Includes 15,000 options to purchase 15,000 shares of common stock at $0.50 per share expiring August 11, 2007.

(4) Includes 15,000 options to purchase 15,000 shares of common stock at $0.50 per share expiring August 11, 2007.


                                      -64-

(5) Includes 1,176,470 shares of common stock subscribed to in the Company's 2002 unit private placement. These shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act. Also includes 588,235 shares of common stock that were issued from the exercise of warrants from the Company's 2002 unit private placement. Also includes 850,000 options to purchase 850,000 shares of common stock at $0.50 per share expiring August 11, 2009.

(6) Includes 1,500,000 shares of common stock subscribed to at $0.40 per share in the Company's 2001 private placement. Shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act. Also includes 4,000,000 shares of common stock underlying a $2,000,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 1,000,000 shares of common stock underlying 1,000,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 241,270 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 101,588 additional shares that may be issued for interest earned on the debenture.

(7) Includes 600,000 options to purchase 600,000 shares of common stock at $0.50 per share expiring August 11, 2009.

(8) Includes 100,000 options to purchase 100,000 shares of common stock at $0.50 per share expiring August 11, 2007.

(9) Includes 150,000 shares of common stock subscribed to in the Company's 2002 unit private placement. These shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act.

(10) Includes 2,352,941 shares of common stock, issued in connection with the spring 2005 PIPE. Also includes 1,300,000 shares of common stock underlying 1,300,000 warrants exercisable at $0.90 per share, includes 200,000 shares of common stock underlying 200,000 warrants at $2.00 per share and includes 200,000 shares of common stock underlying 200,000 warrants at $3.00 per share, issued in connection with the Spring 2005 PIPE. Each warrant is exercisable for one (1) share of common stock. These warrants expire on April 21, 2008.

(11) Includes 250,000 options to purchase 250,000 shares of common stock at $0.50 per share expiring August 11, 2007.


                                      -65-


(12) Includes 73,529 shares of common stock that were issued from the exercise of warrants from the Company's 2002 unit private placement. Also includes 300,000 shares of common stock underlying a $150,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 75,000 shares of common stock underlying 75,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 18,095 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 7,618 additional shares that may be issued for interest earned on the debenture. Also includes 58,824 shares of common stock, issued in connection with the spring 2005 PIPE. Also includes 32,500 shares of common stock underlying 32,500 warrants exercisable at $0.90 per share, includes 5,000 shares of common stock underlying 5,000 warrants at $2.00 per share and includes 5,000 shares of common stock underlying 5,000 warrants at $3.00 per share, issued in connection with the Spring 2005 PIPE. Each warrant is exercisable for one (1) share of common stock. These warrants expire on July 5, 2008.

(13) Includes 15,000 options to purchase 15,000 shares of common stock at $0.50 per share expiring August 11, 2007.

(14) Includes 25,000 options to purchase 25,000 shares of common stock at $0.50 per share expiring August 11, 2007.

(15) Includes 600,000 shares of common stock that were issued from the exercise of warrants from the Company's 2002 unit private placement. Also includes 666,667 options to purchase 666,667 shares of common stock at $0.66 per share expiring September 10, 2008. Also includes 50,000 options to purchase 50,000 shares of common stock at $0.45 per share expiring April 20, 2009.

(16) Includes 1,000,000 shares of common stock underlying a $500,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 250,000 shares of common stock underlying 250,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 60,317 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 25,396 additional shares that may be issued for interest earned on the debenture.

(17) Includes 150,000 shares of common stock subscribed to in the Company's October 10, 2000 unit private placement. Shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act. Also includes 150,000 shares of common stock that were issued from the exercise of warrants from the Company's October 10, 2000, unit private placement. Also includes 1,000,000 shares of common stock underlying a $500,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 250,000 shares of common stock underlying 250,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 60,317 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 25,396 additional shares that may be issued for interest earned on the debenture.



                                      -66-


(18) Includes 150,000 shares of common stock subscribed to in the Company's October 10, 2000 unit private placement. Shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act. Also includes 150,000 shares of common stock that were issued from the exercise of warrants from the Company's October 10, 2000, unit private placement. Also includes 367,647 shares of common stock subscribed to in the Company's 2002 unit private placement. These shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act. Also includes 183,824 shares of common stock that were issued from the exercise of warrants from the Company's 2002 unit private placement.

(19) Includes 60,000 options to purchase 60,000 shares of common stock at $0.50 per share expiring August 11, 2007.

(20) Includes 200,000 shares of common stock underlying a $100,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 50,000 shares of common stock underlying 50,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 12,063 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 5,079 additional shares that may be issued for interest earned on the debenture.

(21) Includes 1,176,470 shares of common stock, issued in connection with the spring 2005 PIPE. Also Includes 650,000 shares of common stock underlying 650,000 warrants exercisable at $0.90 per share, includes 100,000 shares of common stock underlying 100,000 warrants at $2.00 per share and includes 100,000 shares of common stock underlying 100,000 warrants at $3.00 per share, issued in connection with the Spring 2005 PIPE. Each warrant is exercisable for one (1) share of common stock. These warrants expire on July 5, 2008.

(22) Includes 120,000 shares of common stock underlying a $60,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 30,000 shares of common stock underlying 30,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 7,239 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 3,048 additional shares that may be issued for interest earned on the debenture.

(23) Includes 80,000 shares of common stock underlying a $40,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 20,000 shares of common stock underlying 20,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 4,826 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 2,032 additional shares that may be issued for interest earned on the debenture.



                                      -67-


(24) Includes 150,000 options to purchase 150,000 shares of common stock at $0.50 per share expiring August 11, 2009.

(25) Includes 1,000,000 shares of common stock underlying a $500,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 250,000 shares of common stock underlying 250,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 60,317 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 25,396 additional shares that may be issued for interest earned on the debenture.

(26) Includes 750,000 shares of common stock subscribed to at $0.40 per share in the Company's 2001 private placement. Shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act.

(27) Includes 1,176,470 shares of common stock subscribed to in the Company's 2002 unit private placement. These shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act. Also includes 588,235 shares of common stock that were issued from the exercise of warrants from the Company's 2002 unit private placement. Also includes 2,000,000 shares of common stock underlying a $1,000,000 convertible debenture. The Debenture is for a term of three (3) years and issued as of September 13, 2004 and is convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the Debenture to be converted by $0.50. Also includes 500,000 shares of common stock underlying 500,000 warrants issued in connection with the September 2004 PIPE. Each warrant is exercisable for one (1) share of common stock at $0.85 per share. These warrants expire on September 13, 2007. Also includes 120,635 shares of common stock issued for interest earned on a Debenture and a good faith estimate of 50,794 additional shares that may be issued for interest earned on the debenture. Also includes 941,176 shares of common stock, issued in connection with the spring 2005 PIPE. Also includes 520,000 shares of common stock underlying 520,000 warrants exercisable at $0.90 per share, includes 80,000 shares of common stock underlying 80,000 warrants at $2.00 per share and includes 80,000 shares of common stock underlying 80,000 warrants at $3.00 per share, issued in connection with the Spring 2005 PIPE. Each warrant is exercisable for one (1) share of common stock. These warrants expire on July 5, 2008.


                                      -68-


(28) Includes 300,000 shares of common stock subscribed to in the Company's 2002 unit private placement. These shares may be eligible for resale by selling security holder pursuant to Rule 144 of the Securities Act.

(29) Includes 150,000 options to purchase 150,000 shares of common stock at $0.50 per share expiring August 11, 2009.

(30) Includes 15,000 options to purchase 15,000 shares of common stock at $0.50 per share expiring August 11, 2007.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

NONE


                                  LEGAL MATTERS

The validity of the issuance of the shares being offered hereby will be passed upon for us by Baratta & Goldstein, New York, New York. A portion of the shares being registered herein are being issued to ESW's attorney in such law firm for services provided to ESW.

                                     EXPERTS

The consolidated financial statements and schedule of Environmental Solutions Worldwide, Inc. and subsidiaries as of December 31, 2006 and 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Mintz and Partners LLP, Chartered Accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC.

In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, we file reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.

Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 100 F Street, N.E. Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 175 West Jackson Blvd., Suite 900, Chicago, IL 60604. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference room. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. Our common stock is traded on the Over the Counter Bulletin Board under the symbol "ESWW."





TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Heritage Trust Company, 1320-4 King St. West, Toronto, Ontario M5H-1B6 Canada.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                     F 1

Consolidated Balance Sheet -- December 31, 2006                             F 2

Consolidated Statements of Operations -- Years Ended December 31, 2006
and 2005                                                                    F 3

Consolidated Statements of Stockholders' Equity -- Years Ended
December 31, 2006 and 2005                                                  F 4

Consolidated Statements of Cash Flows -- Years Ended December 2006
and 2005                                                                    F 5

Notes to Consolidated Financial Statements                             F 6--F 22

Mintz & Partners LLP
Chartered Accountants





             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Environmental Solutions Worldwide, Inc.
Toronto, Ontario, Canada

We have audited the accompanying consolidated balance sheet of Environmental Solutions Worldwide, Inc. and its subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements and financial statement schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Environmental Solutions Worldwide, Inc. at December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.






TORONTO, ONTARIO

                         March 28, 2007             /S/ MINTZ & PARTNERS LLP
                                                    ------------------------
                                                    Chartered Accountants

                                       F-1




                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2006



ASSETS

Current assets
      Cash and cash equivalents (Note 5)                           $  1,393,294
      Accounts receivable (Note 2)                                      429,500
      Inventory (Note 6)                                              1,706,246
      Prepaid expenses and sundry assets                                154,409
                                                                   ------------
           Total current assets                                       3,683,449

Property, plant and equipment under construction (Note 7)               106,050

Property, plant and equipment, net of accumulated
      depreciation of $ 1,408,356 (Note 7)                            4,551,233

Patents and trademarks, net of accumulated
      amortization of $1,262,919 (Note 2)                               848,784
                                                                   ------------

                                                                   $  9,189,516
                                                                   ============
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
      Accounts payable and accrued liabilities                     $  1,072,051
      Notes payable (Note 8)                                          2,700,000
      Redeemable Class A special shares (Note 9)                        453,900
      Convertible debentures  (Note 10)                               5,976,197
      Current portion of capital lease obligation (Note 15)               3,376
                                                                   ------------
           Total current liabilities                                 10,205,524

Long Term Liabilities
      Capital lease obligation (Note 15)                                 12,085
                                                                   ------------
           Total liabilities                                         10,217,609
                                                                   ------------

Stockholders' Deficit (Note 12)
      Common stock, $0.001 par value, 125,000,000
           shares authorized; 59,753,240 shares
           issued and outstanding                                        59,752
      Additional paid-in capital                                     18,243,710
      Accumulated deficit                                           (19,331,555)
                                                                   ------------
          Total stockholders' deficit                                (1,028,093)
                                                                   ------------
                                                                   $  9,189,516
                                                                   ============


   The accompanying notes are an integral part of these financial statements

                                       F2


                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,




                                                       2006            2005
                                                  ------------    ------------
Revenue
      Net sales                                   $  3,195,176    $  3,072,236

Cost of sales                                        1,660,433       1,935,711
                                                  ------------    ------------

Gross profit                                         1,534,743       1,136,525
                                                  ------------    ------------

Operating expenses
      Marketing, office and general                  3,573,140       2,721,210
      Research and development                         417,768         541,811
      Officers' compensation and directors fees        591,250         404,541
      Consulting and professional fees                 210,992         257,966
      Interest on convertible debentures               244,000         244,000
      Interest on notes payable                         92,121            --
      Foreign exchange loss / (gain)                    (7,619)         (3,460)
      Depreciation and amortization                    858,044         350,376
                                                  ------------    ------------

                                                     5,979,696       4,516,444
                                                  ------------    ------------

Loss from operations                                (4,444,953)     (3,379,919)

Write down of property, plant
  and equipment and patents                       $    (15,315)   $    (66,191)

Interest income                                         37,222          98,883
                                                  ------------    ------------

Net Loss                                          $ (4,423,046)   $ (3,347,227)
                                                  ============    ============


Loss per share                                    $      (0.08)   $      (0.06)
                                                  ============    ============


Weighted average number of shares outstanding       58,859,726      53,056,422
                                                  ============    ============




    The accompanying notes are an integral part of these financial statements

                                      F-3




                                               ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                           FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                                                                   Additional
                                                              Common Stock           Paid-In      Accumulated
                                                       Shares           Amount       Capital        Deficit          Total
                                                       ------           ------       -------        -------          -----

January 1, 2005                                      50,224,843         50,224     12,661,113     (11,561,282)      1,150,055

Net Loss                                                   --             --             --        (3,347,227)     (3,347,227)

Net proceeds from private placements                  4,529,411          4,529      3,830,756            --         3,835,285

Common stock issued from exercise of options             50,000             50         25,950            --            26,000

Common stock issued from exercise of warrants         2,269,999          2,270        658,877            --           661,147

Issuance of common stock against
  interest on convertible debentures                    348,571            349        243,651            --           244,000

Fair value on extension of warrants                        --             --           14,350            --            14,350

                                                   --------------------------------------------------------------------------

January 1, 2006                                      57,422,824   $     57,422   $ 17,434,697    $(14,908,509)   $  2,583,610

Net Loss                                                   --             --             --        (4,423,046)     (4,423,046)

Common stock issued from exercise of options             25,000             25          4,225            --             4,250

Common stock issued from exercise of warrants           276,668            277         65,723            --            66,000

Common stock issued from exercise of warrants            56,150             56            (56)           --              --

Common stock issued from exercise of warrants         1,485,296          1,485        346,603            --           348,088

Stock-based compensation                                   --             --          122,005            --           122,005

Common stock issued from exercise of options            100,000            100         26,900            --            27,000

Issuance of common stock against
  interest on convertible debentures                    387,302            387        243,613            --           244,000

                                                   ------------   ------------   ------------    ------------    ------------

December 31, 2006                                    59,753,240   $     59,752   $ 18,243,710    $(19,331,555)   $ (1,028,093)
                                                   ============   ============   ============    ============    ============





                                         See accompanying notes to the consolidated financial statements


                                                                      F4



                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,


                                                                    2006           2005
                                                                -----------    -----------

Net loss                                                        $(4,423,046)   $(3,347,227)

Adjustments to reconcile net loss to net cash used
  in operating activities:
            Depreciation                                            728,009        262,470
            Amortization                                            211,102        215,373
            Provision (Recovery) for
              uncollectible accounts                                 (1,318)        11,910
         Interest on convertible debentures                         244,000        244,000
         Interest on notes payable                                   92,121           --
            Amortization of debenture
              warrant fair value                                    176,000        176,000
         Stock-Based Compensation                                   122,005         14,350
         Write down of Property, plant and
           equipment and patents                                     15,315         66,191
Increase (decrease) in cash flows from operating
  activities resulting from
         changes in:
            Accounts receivable                                       3,640       (501,311)
         Insurance proceeds recoverable                             148,500       (148,500)
            Inventory                                              (288,429)      (623,023)
            Prepaid expenses and sundry assets                      104,868        (18,926)
            Accounts payable and accrued liabilities                149,659        456,395
                                                                -----------    -----------

Net cash used in operating activities                            (2,717,574)    (3,192,298)
                                                                -----------    -----------

Investing activities:
         property, plant and equipment under construction          (106,050)       (28,933)
            Acquisition of property, plant and equipment, net    (2,005,016)    (2,846,434)
            Increase in patents and trademarks                       (4,573)        (4,407)
                                                                -----------    -----------

Net cash used in investing activities                            (2,115,639)    (2,879,774)
                                                                -----------    -----------

Financing activities:
            Notes payable                                         2,700,000           --
            Issuance of common stock, net                           445,338      4,522,432
            Capital lease obligation                                 (2,204)          --
                                                                -----------    -----------


Net cash provided by financing activities                         3,143,134      4,522,432
                                                                -----------    -----------

Net decrease in cash                                             (1,690,079)    (1,549,640)

Cash and cash equivalents, beginning of year                      3,083,373      4,633,013
                                                                -----------    -----------


Cash and cash equivalents, end of period                        $ 1,393,294    $ 3,083,373
                                                                ===========    ===========


Supplemental disclosures:
Interest received                                               $    37,222    $    98,883
                                                                ===========    ===========


    The accompanying notes are an integral part of these financial statements

                                       F5

NOTE 1 - NATURE OF BUSINESS AND BASIS OF PRESENTATION

The Company is engaged in the design, development, manufacturing and sales of environmental technologies and testing services with it's primary focus on the international on-road and off-road diesel market. ESW currently manufactures and markets a line of catalytic emission control and enabling technologies for a number of applications.

The accompanying consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the company as a going concern. The Company, however, has sustained continuing operating losses and presently lacks a sufficient source of commercial income, which creates uncertainty about the Company's ability to continue as a going concern. The Company's ability to continue operations as a going concern and to realize its assets and to discharge its liabilities is dependent upon obtaining additional financing sufficient for continued operations as well as the achievement and maintenance of a profitable level of operations. Management believes the current business plan if successfully implemented may provide an opportunity for the Company to achieve profitable operations and allow it to continue as a going concern.

The Company has had recurring losses. The company believes the cash flows from operations, together with continued borrowing and financial support from financial institutions will be sufficient to fund anticipated operations for the next 12 months. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, ESW America, Inc., ESW Technologies, Inc., ESW Canada, Inc. and BBL Technologies, Inc. All inter-company transactions have been eliminated.

ESTIMATES

The preparation of consolidated financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reported period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

The Company's cash balances are maintained in various banks in Canada and the United States. Deposits held in banks in the United States are insured up to $100,000 for each bank by the Federal Deposit Insurance Corporation. The balances at times may exceed these limits.

Accounts Receivable and Concentrations of Credit Risk: The Company performs on-going credit evaluations of its customer's financial condition and generally does not require collateral from those customers. Three of those customers accounted for 72%, 8%, and 6%, respectively of the Company's revenue in Fiscal 2006 and 73%, 8%, and 8%, respectively of its accounts receivable as at December 31, 2005. Three of those customers accounted for 50%, 11%, and 11%, respectively of the Company's revenue in Fiscal 2005 and 57%, 9%, and 4%, respectively of its accounts receivable as at December 31, 2005.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is estimated and recorded based on management's assessment of the credit history with the customer and current relationships with them. On this basis management has determined that a reserve of nil was appropriate as at December 31, 2006 and that a $27,414 allowance for doubtful accounts was required as at December 31, 2005.

INVENTORY

Inventory is stated at the lower of cost (first-in first-out) or market. Inventory is periodically reviewed for use and obsolescence, and adjusted as necessary.

PROPERTY, PLANT AND EQUIPMENT UNDER CONSTRUCTION

The Company capitalizes at cost, customized equipment built to be used in the future day to day operations. Once complete and available for use, the cost for accounting purposes is transferred to property, plant and equipment, where normal depreciation rules apply.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is computed on a straight-line basis over the estimated useful lives of the assets, generally 5 to 7 years. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. An impairment loss would be recognized when the carrying amount of an asset exceeds its fair value.

PATENTS AND TRADEMARKS

Patents and trademarks consist primarily of the costs incurred to acquire them from an independent third party. SFAS No. 142 requires intangible assets with a definite life be tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (or asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated discounted cash flow used in determining the fair value of the asset.

Patents and trademarks are being amortized on a straight-line basis over their estimated life of ten years. Amortization expense for the year ended December 31, 2006 and 2005 were $211,102 and $215,373 respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable, insurance proceeds recoverable, accounts payable and accrued liabilities, redeemable Class A special shares, and current portion of capital lease obligation approximate fair value because of the short-term nature of these items.

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities.

REVENUE RECOGNITION

The Company derives revenue primarily from the sale of its catalytic products. In accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements", revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the amount is fixed and determinable, risk of ownership has passed to the customer and collection of the resulting receivable is reasonably assured.

The Company also derives revenue (less than 3% of total revenue) from providing air testing and environmental certification services. Revenues from these services are recognized upon performance.

EARNINGS (LOSS) PER COMMON SHARE

Basic Earnings (loss) per common share is computed by dividing the net income
(loss) by the weighted average number of common shares outstanding during the year. Common stock equivalents are excluded from the computation of diluted earnings (loss) per share when their effect is antidilutive. Therefore diluted loss per share has not been calculated for 2006 and 2005.

INCOME TAXES

Income taxes are computed in accordance with the provisions of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires, among other things, a liability approach to calculating deferred income taxes. SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns.

Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets' carrying amounts may not be recoverable.

In performing the review for recoverability, if future undiscounted cash flows (excluding interest charges) from the use and ultimate disposition of the assets are less than their carrying values, an impairment loss is recognized.

RESEARCH AND DEVELOPMENT

The Company is engaged in research and development work. Research and development costs, other than for the acquisition of capital assets, are charged as operating expense of the Company as incurred. For the year ended December 31, 2006 and 2005 the Company expensed $417,768 and $541,811 respectively towards research and development costs.

FOREIGN CURRENCY TRANSLATION

The consolidated financial statements have been translated into United States dollars in accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION. All current balance sheet items have been translated using the exchange rates in effect at the balance sheet date. All Non current balance sheet items have been translated using the historical exchange rates at the time of transactions. Income statement amounts have been translated using the average exchange rate for the year.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No.130 (SFAS 130), "Reporting comprehensive income" establishes standards for reporting and display of comprehensive income and its components. For the years ended December 31, 2006 and 2005 comprehensive income was minor and reported in the statement of operations.

NOTE 3 - CHANGE IN ACCOUNTING POLICY

In December 2004, the FASB issued Revised Statement of Financial Accounting Standards No. 123, Share-Based Payment (FAS 123R), which replaced FAS 123 and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees. FAS 123R requires companies to measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award, and to recognize the cost over the requisite service period.

Effective January 1, 2006, the Company adopted SFAS 123 (revised 2004), SHARE-BASED PAYMENT ("SFAS 123R"), which revises SFAS 123 and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires all share-based payments to employees to be recognized in the financial statements based on their fair values using an option-pricing model, such as the Black-Scholes model, at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company elected to use the modified prospective method for adoption, which requires compensation expense to be recorded for all unvested stock options and restricted shares beginning in the first quarter of adoption. Compensation cost for awards granted prior to, but not vested as of, the date the Company adopted SFAS 123R were based on the grant date fair value and attributes originally used to value those awards.

NOTE 4 - RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the FASB issued SFAS No. 158, which requires companies to fully recognize the funded status of each pension and other postretirement benefit plan as a liability or asset on their balance sheets with all unrecognized amounts to be recorded in other comprehensive income. SFAS No. 158 is effective as of the end of the fiscal year ending after Dec. 15, 2006. The Company does not expect that this Interpretation will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, which enhances existing guidance for measuring assets and liabilities using fair value. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after Nov. 15, 2007. The Company is evaluating the impact of SFAS No. 157 on its financial position and results of operations.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 (SAB Topic 1N), "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"), which outlines the approach it believes registrants should use to quantify the misstatement of current year financial statements that results from misstatements of prior year financial statements. SAB 108 requires registrants to use a combination of two approaches, the "rollover" approach, which quantifies a misstatement based on the amount of the error originating in the current year income statement and the "iron curtain" approach, which quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year. SAB 108 requires registrants to adjust their financial statements if the new approach results in a conclusion that an error is material. SAB 108 is effective for an interim period of the first fiscal year ending after November 15, 2006. We do not expect the adoption of this bulletin to have a material impact to our financial statements.

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109." This Interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, "Accounting for Income Taxes." FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of these uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that this Interpretation will have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets ("SFAS No. 156"), which amends FASB Statement No. 140 ("SFAS No.140"). SFAS 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006 (e.g., January 1, 2007, for calendar year-end entities). The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting. Specifically, the FASB said FAS No. 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value. The Company does not expect that this Interpretation will have a material impact on its financial position, results of operations or cash flows.

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140." SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and also resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." SFAS No. 155 was issued to eliminate the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for in a similar fashion, regardless of the instrument's form. The Company does not believe that its financial position, results of operations or cash flows will be impacted by SFAS No. 155.

In May 2005, the FASB issued SFAS 154, which replaces APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements." The statement applies to all voluntary changes in accounting principle and changes resulting from adoption of a new accounting pronouncement that does not specify transition requirements. SFAS 154 requires retrospective application to prior periods' financial statements for changes in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 with early implementation permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this statement is issued. SFAS 154 is effective for us beginning January 1, 2006 and will be applied when applicable.

NOTE 5 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase.

NOTE 6 - INVENTORY

Inventory as at December 31, 2006 are summarized as follows:

                              Raw materials         $   855,313
                              Work-In-Process           214,187
                              Finished goods            636,746
                                                     ----------
                                                     $1,706,246
                                                     ==========

Included in Finished goods Inventory is $358,030 of Generators acquired for resale.

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2006 consists of the following:

                                                               2006
                                                           -----------
                    Plant, machinery and equipment         $ 4,466,762
                    Office equipment                           178,311
                    Furniture and fixtures                     401,877
                    Vehicles                                    12,014
                    Leasehold improvements                     900,625
                                                           -----------
                                                             5,959,589
                    Less: accumulated depreciation          (1,408.356)
                                                           -----------

                                                           $ 4,551,233
                                                           ===========

As at December 31, 2006, the Company had $106,050 of customized equipment under construction.

The office equipment above includes $17,665 in assets under capital lease with a corresponding accumulated depreciation of $4,121 at year ended December 31, 2006.

NOTE 8 - NOTES PAYABLE

On November 13, 2006 the Company issued a $0.5 million unsecured subordinated promissory note to a company controlled by a trust to which a director and shareholder of our Company is the beneficiary. The note bears interest at 9% per annum. Principal and interest was due on December 31, 2006. Subsequently and within the applicable grace period per the terms of the Note, the note was paid in full on January 9, 2007.

On September 1, 2006 the Company issued a $1 million unsecured subordinated promissory note to a company controlled by a trust to which a director and shareholder of our Company is the beneficiary. The note bears interest at 9% per annum. Principal and interest is due on December 31, 2006. Subsequently and within the applicable grace period per the terms of the Note, the maturity on the note was extended to January 31, 2007.

On June 27, 2006 the Company issued a $1.2 million unsecured subordinated promissory note to a company controlled by a trust to which a director and shareholder of our Company is the beneficiary. The note bears interest at 9% per annum. Principal and interest is due on October 31, 2006. Subsequently and within the applicable grace period per the terms of the Note, the maturity on the note was extended to January 31, 2007.

As at December 31, 2006 $92,121 of interest payable on the $0.5 million, $1 million & a $1.2 million promissory notes has been accrued

The holder of the $1 million and a $1.2 million notes issued on September 1, 2006 and June 27, 2006 respectively, has the option to receive payment of principal and all accrued interest in the form of restricted shares of the Company's common stock, par value ($0.001) with cost free piggyback registration rights. Under this repayment option, interest will be calculated at 12% per annum.

NOTE 9 - REDEEMABLE CLASS A SPECIAL SHARES

         700,000 Class A special shares      $ 453,900 (based on the historical
         Authorized, issued, and             exchange rate at the time of
         outstanding.                        issuance.)


The Class A special shares are issued by the Company's wholly-owned subsidiary BBL Technologies, Inc. ("BBL") without par value, and are redeemable on demand by the Holder of the shares which is a private Ontario Corporation at $700,000 CDN (which translates to $600,704 USD at December 31, 2006). As the Class A special shares were issued by the Company's wholly-owned subsidiary BBL, the maximum value upon which the Company is liable is the net book value of BBL. As at December 31, 2006 BBL has an accumulated deficit of $ 1,195,347 USD ($1,847,944.68 CDN as at December 31, 2006) and therefore, the holder would be unable to redeem the Class A special shares at their ascribed value.

NOTE 10 - CONVERTIBLE DEBENTURES

In September 2004, the Company issued $6,100,000 of convertible debentures in which the basis of conversion into the Company's common stock is $0.50 per share. In conjunction with the debentures, the Company issued warrants to purchase an additional 3.05 million shares of common stock at $1.00 per share. The debentures are for a term of three (3) years and earn interest at the rate of 4%, the principal is due at the end of three years from the date of issuance. The Company has computed the fair-value of the warrants utilizing the Black-Scholes method and apportioned the fair value of the debt and warrants accordingly. As a result, the debentures were discounted by $528,000, which is being amortized over the three (3) year life of the debentures. The effective yield on the debentures is 4.38%. The warrant agreements provide that should the company at any time after the date the warrants are first issued sell additional shares of common stock or equivalents below the then current exercise price, then the Company is required to reduce the current exercise price of the warrant to the price of the new issuance (See Note 12). At the Company's option, the interest on the debentures can be paid in cash or in shares of common stock. The Company elected to issue shares of our common stock as payment of interest earned on our 4% convertible debentures issued in September 2004. Therefore a total of 387,302 and 348,571 shares of common stock were issued to 10 debenture holders for the $244,000 of accrued interest through September 13, 2006 and 2005 respectively. As of December 31, 2006, interest in the amount of $72,364 has accrued in accounts payable and accrued liabilities.

AMORTIZATION OF THE DISCOUNT:

                 Face value of convertible debenture            6,100,000
                 Less: Discounted                                (528,000)
                                                              -----------
                 Book value upon issuance                     $ 5,572,000
                 Amortization of the discount 2004                 52,197
                                                              -----------
                 December 31, 2004                            $ 5,624,197
                 Amortization of the discount 2005                176,000
                                                              -----------
                 December 31, 2005                            $ 5,800,197
                 Amortization of the discount 2006                176,000
                                                              -----------
                                                              $ 5,976,197
                                                              ===========

NOTE 11 - INCOME TAXES

As at December 31, 2006, there are loss carryforwards for Federal income tax purposes of approximately $12,781,692 available to offset future taxable income in the United States. The carryforwards expire in various years through 2024. The Company does not expect to incur a Federal income tax liability in the foreseeable future. Accordingly, a valuation allowance for the full amount of the related deferred tax asset of approximately $4,473,592 has been established until realizations of the tax benefit from the loss carryforwards are assured.

Additionally, as at December 31, 2006, the Company's two wholly owned Canadian subsidiaries had loss carryforwards of approximately $5,226,606 that may be used, in future periods, to offset taxable income. The deferred tax asset of approximately $1,886,805 has been fully offset by a valuation allowance until realization of the tax benefit from the loss carryforwards are assured.



                                            For the year ended December 31, 2006

 Statutory tax rate:

         U.S                                                               35.0%
         Foreign                                                           36.1%

 Loss before income taxes:

         U.S                                                        $ 3,468,806
         Foreign                                                        954,240
                                                                    -----------
                                                                    $ 4,423,046
                                                                    -----------
 Expected income tax recovery                                       $(1,558,563)

 Decrease in income tax recovery resulting from:

         Depreciation (Foreign operations)                          $    49,680
         Amortization of warrants                                   $    61,600
         Accrued interest on loans                                  $    31,850
         Accrued interest on note payable                           $     5,190
                                                                    -----------
                                                                    $   148,320
                                                                    -----------
                                                                    $(1,410,243)
 Benefit of losses not recognized                                     1,410,243
                                                                    -----------
 Income tax provision (recovery) per financial statements           $         0
                                                                    -----------



Deferred income tax assets and liabilities consist of the following temporary difference:

                                                         As at December 31, 2006

 Assets
            Capital Assets - Tax Basis (Foreign operations only)    $ 1,808,904
            Capital Assets - Book Value (Foreign operations only)    (1,824,464)
                                                                    -----------
            Net Capital Assets                                      $   (15,560)
            Tax loss carry forwards                                  18,000,298
                                                                    -----------
 Net temporary differences (foreign operations only)                $17,984,738
            Valuation Allowance                                     (17,984,738)
                                                                    -----------
            Carrying Value                                          $         0
                                                                    ===========

NOTE 12 - ISSUANCE OF COMMON STOCK

In April 21, 2005, the Company closed an initial traunche of a private placement offering. Pursuant to a subscription agreement with one accredited investor, the Company received gross proceeds $2,000,000 and issued 2,352,941 shares of common stock; three year warrants to purchase 1,300,000 shares of common stock at $0.90 per share; three year warrants to purchase 200,000 shares of common stock at $2.00 per share; and three year warrants to purchase 200,000 shares of common stock at $3.00 per share pursuant to Regulation D of the Securities Act of 1933, as amended. On April 21, 2005, in conjunction with the offering, the Company adjusted the exercise price of 3,050,000 three year warrants previously issued to nine (9) accredited investors including AB Odnia an entity affiliated with Bengt Odner a director of the Company from $1.00 per share to $0.85 per share in accordance with the terms of the warrants previously issued by the Company September 15, 2004.

On July 5, 2005, the Company completed a second traunche of the placement. Pursuant to subscription agreements with three accredited investors, the Company received gross proceeds of $1,850,000 and issued 2,176,470 shares of common stock; three year warrants to purchase 1,202,500 shares of common stock at $0.90 per share; three year warrants to purchase 185,000 shares of common stock at $2.00 per share; and three year warrants to purchase 185,000 shares of common stock at $3.00 per share pursuant to Regulation D of the Securities Act of 1933, as amended.

On November 7, 2005, the Company elected to issue shares of common stock as payment of interest earned on our 4% convertible debentures issued in September 2004. A total of 348,571 shares of common stock were issued to 10 debenture holders per the debentures.

On December 2, 2005 the Company received $26,000 for the exercise of options at $0.50 per share and issued 50,000 shares of common stock.

In December 2005 the Company received $661,147 from the exercise of 4,672,352 warrants to purchase 2,269,999 shares of common stock. The warrants were issued as a part of the Unit Placements in 2002 in which participants received one warrant for each unit purchased, that allows for the purchase of one-half share of common stock for each share of common stock purchased in the Unit Placement. Warrants can only be exercised in even lots for full shares for an exercise price of $0.30 per share.

During January to March 2006 the Company received $66,000 from the exercise of 648,235 warrants to purchase 276,688 shares of common stock. The warrants were issued as a part of the Unit Placements in 2002 in which participants received one warrant for each unit purchased, that allows for the purchase of one-half share of common stock for each share of common stock purchased in the Unit Placement. Warrants can only be exercised in even lots for full shares for an exercise price of $0.30 per share.

On February 10, 2006 the Company received $4,250 for the exercise of options at $0.17 per share and issued 25,000 shares of common stock.

On April 26, 2006 the Company received nil proceeds for a cashless exercise of 102,941 warrants to purchase 56,150 shares of common stock.

On April 28, 2006 the Company received $348,088 for the exercise of 2,220,592 warrants to purchase 1,485,296 shares of common stock.

On September 18, 2006 the Company issued 387,302 shares of common stock, as payment for $244,000 of accrued interest through September 13, 2006 as per the terms of the debentures. (see Note 10)

On September 18, 2006 the Company received $27,000 for the exercise of 100,000 options exercisable at $0.27 per share and issued 100,000 shares of common stock.

NOTE 13 - STOCK OPTIONS AND WARRANT GRANTS

The Company adopted Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation" since its inception and adopted Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB No. 123", in December 2002. In conjunction with the adoption of these standards, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" with pro forma disclosure of net income and earnings per share as if the fair-value based method prescribed by SFAS No. 123. In general, no compensation cost related to the Company's non-qualified stock option plan is recognized as options are issued for no less than 100% of fair market value on date of grant.

In January 2005, the Company issued 35,000 stock options to one employee at an exercise price of $0.50 per share (fair-market value at the date of grant). These options expire three years from the date of grant.

In December 2005, the board of directors approved the aggregate award of 995,000 stock options to three employees, three executive officer/directors and two outside directors. The options have immediate vesting with an exercise price of $1.00 per share (fair-market value at the date of grant) with an exercise period of five years from the date of award.

Had compensation cost for the Company's stock options that were issued, been determined on the fair value at grant date consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share would have been as follows:

                               PRO FORMA INFORMATION

                              YEAR ENDED DECEMBER 31,

                                                                  2005
                                                             -------------

            Number for basic and diluted
            earnings (loss) per share available
            to common stockholders                           $ (3,347,227)
            Deduct: Total stock-based
                       Compensation expense
                       determined under fair
                       value based method, net                   (544,118)
                                                             -------------
            Net loss - pro forma                             $ (3,891,345)
                                                             =============
            Denominator for basic earnings
            (loss) per share -
            Weighted average shares outstanding                53,056,422
            Effect of dilutive securities:
              Employee stock option                                    --
              Warrants                                                 --
              Convertible debt conversion                              --

            Denominator for basic and diluted
            earnings (loss) per share -
            Weighted average shares outstanding                53,056,422

            Earnings (loss) per share
              Basic - Pro forma                              $      (0.07)

Potential common shares of 5,246,667 related to ESW's outstanding stock options and potential common shares of 6,322,500 related to ESW's outstanding Warrants and potential common shares of 12,200,000 related to ESW's 4 percent Convertible debentures were excluded from the computation of diluted earnings/(loss) per share for the year ended December 31, 2006 and 2005, as the effect of inclusion of these shares and the related interest expense would have been anti-dilutive.

A summary of option transactions, including those granted pursuant to the terms of certain employment and other agreements, is as follows:

                                                 STOCK              WEIGHTED
                                                PURCHASE             AVERAGE
                                                OPTIONS          EXERCISE PRICE
                                            ----------------    ----------------

           Outstanding, January 1, 2005         4,526,667             $0.51
           Granted                              1,030,000             $0.98
           Expired                                (50,000)           ($1.50)
           Exercised                              (50,000)           ($0.50)
                                               ----------            ------
           Outstanding, January 1, 2006         5,456,667             $0.59
           Expired                                (85,000)           ($0.60)
           Exercised                             (125,000)           ($0.25)
                                               ----------            ------
           Outstanding, December 31, 2006       5,246,667             $0.60


A total of $122,005 for stock based compensation has been recorded as at December 31, 2006. Of this amount $8,000 is for 166,668 options that vested in August 2006, and $114,005 is for 500,000 options that the company extended in April 2006 for a period of 3 additional years. The 166,668 options were issued to two directors, one director/officer and one employee. The 500,000 options were issued to two directors/officers.

At December 31, 2006, the outstanding options have a weighted average remaining life of 34 months.

The weighted average fair value of options granted during 2006 and 2005 was nil and $0.49 respectively and was estimated using the Black-Scholes option-pricing model, and the following assumptions:

                                                      2006           2005
                                                    --------       --------
                         Expected volatility             81%            98%
                         Risk-free interest Rate       5.58%          4.00%
                         Expected life               3.0 yrs        5.0 yrs
                         Dividend yield                0.00%          0.00%
                         Forfeiture rate               0.00%          0.00%

The Black-Scholes model used by the Company to calculate options and warrant values, as well as other currently accepted option valuation models, were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock purchase options and warrants. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Accordingly, management believes that this model does not necessarily provide a reliable single measure of the fair value of the Company' s stock options and warrants.

At December 31, 2006, the Company had outstanding options as follows:

           NUMBER OF SHARES        EXERCISE PRICE      EXPIRATION DATE
           ----------------        --------------      ---------------
                    400,000            0.27            August 6, 2013
                     50,000            0.45            April 20, 2009
                    500,000            0.50            May 1, 2009
                    550,000            0.50            August 11, 2007
                  1,750,000            0.50            August 11, 2009
                    300,000            0.50            December 1, 2009
                     35,000            0.50            January 6, 2008
                    666,667            0.66            September 10,2008
                    995,000            1.00            December 31, 2010
            ---------------
                  5,246,667
            ---------------


Warrants issued in connection with various private placements of equity securities, are treated as a cost of capital and no income statement recognition is required. A summary of warrant transactions is as follows:

                                                                     WEIGHTED
                                                      WARRANT        AVERAGE
                                                       SHARES     EXERCISE PRICE
                                                     ----------   --------------
            Outstanding, January 1, 2005              7,298,531      $   0.58
            Granted                                   3,272,500      $   1.28
            Exercised                                (2,336,176)     ($  0.30)
                                                     ----------      --------
            Outstanding, December 31, 2005            8,234,855      $   1.14
            Granted                                        --             --
            Exercised                                (1,912,355)     ($  0.25)
                                                      ----------      --------

            Outstanding, December 31, 2006            6,322,500      $   0.93
                                                      ----------      --------

Outstanding warrants as of December 31, 2006:

           NUMBER OF WARRANT SHARES     EXERCISE PRICE       EXPIRATION DATE
           ------------------------     --------------       -----------------

                3,050,000                  0.85    (A)&(B)   September 13, 2007
                1,300,000                  0.90    (A)       April 21, 2008
                  200,000                  2.00              April 21, 2008
                  200,000                  3.00              April 21, 2008
                1,202,500                  0.90    (A)       July 5, 2008
                  185,000                  2.00              July 5, 2008
                  185,000                  3.00              July 5, 2008
                ---------
                6,322,500
                ---------


(A) Contain certain anti-dilution provisions.

(B) Originally exercisable at $1.00 per share and adjusted in April 2005.

On June 23, 2005, the company, with shareholder approval, amended its 2002 Stock Option Plan, to increase the underlying shares available under the plan to 5,000,000 shares of common stock.

NOTE 14 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2006 and 2005, the Company paid shareholders and their affiliates nil and nil, respectively for various services rendered in addition to salaries and reimbursement of business expenses. All transactions are recorded at the exchange amounts. No one transaction or combination attributed to one individual or entity exceeding $60,000 on an annual basis.

On June 27, 2006, September 1, 2006 and November 13, 2006 a company controlled by a trust of which a director and shareholder is the beneficiary loaned the Company $1,200,000, $1,000,000 and $500,000 respectively. (See Note 8)



NOTE 15 - COMMITMENTS AND CONTINGENCIES

LEASES

Effective November 24, 2004, the Company's wholly owned subsidiary ESW America, Inc. entered into a lease agreement for approximately 40,220 square feet of leasehold space at 2 Bethlehem Pike Industrial Center, Montgomery Township, Pennsylvania. The leasehold space houses the Company's research and development facilities. The lease commenced on January 15, 2005 and expires January 31, 2010.

Effective December 20, 2004, the Company's wholly owned subsidiary ESW Canada, Inc. entered into an offer to Lease agreement for approximately 50,000 square feet of leasehold space in Concord, Ontario Canada. The leasehold space houses the Company's executive offices and a high volume manufacturing plant. The possession of the leasehold space took place on May 24, 2005 and the term of the lease will run for a period of 5 years from the commencement date of July 15, 2005.

The following breakdown is the total, of the minimum annual lease payments, for both leases.


                                2007        440,484
                                2008        445,890
                                2009        451,296
                                2010        150,236


CAPITAL LEASE OBLIGATION

The Company is committed to the following lease payments in connection with the acquisition of capital assets under capital leases:


                    2007                                         4,395
                    2008                                         4,395
                    2009                                         4,395
                    2010                                         3,295
                                                             ---------
                                                             $  16,480

                    Less imputed interest at 7.902%              1,019
                                                             ---------
                    Total obligation under capital lease        15,461

                    Less current portion                         3,376
                                                             ---------
                    Total long-term portion                  $  12,085
                                                             =========


The Company has incurred $1,019 interest expense on capital leases for the year.

NOTE 16 - COMPARATIVE FIGURES

Certain 2005 figures have been reclassified to conform to the financial statements presentation adopted in 2006.

NOTE 16 - SUBSEQUENT EVENTS

On January 5, 2007 the Company extended the June 26, 2006 unsecured subordinated promissory in the principal amount of $1.2 million; and the August 29, 2006 unsecured subordinated promissory note in the principal amount of $1.0 million, the Notes were extended through to January 31, 2007. (See Note 8)

Effective February 9, 2007, the above two unsecured subordinated promissory notes in the principal amount of $1.2 million and $1.0 million and accrued interest were consolidated into one unsecured subordinated demand note with principal amount of $2,308,147. In accordance with the terms of the Consolidated Note, same will be due and payable to Holder upon demand. As with the original Promissory Notes, the Consolidated Note will continue to bear interest at a rate of 9% per annum if principal and interest are paid by the Company in cash, or if principal and interest are paid in shares of restricted common stock of the Company, the Consolidated Note will bear interest at a rate of 12% per annum. The Company may prepay the Consolidated Note without penalty at any time.

On January 9, 2007, the Company satisfied the subordinated promissory note it had previously issued on November 13, 2006 in the principal amount of $500,000 by paying the Holder the sum of $506,780 in cash, representing the $500,000 principal and $6,780 interest (See Note 8)

On January 24, 2007 the Company received $13,500 for the exercise of 50,000 options exercisable at $0.27 per share and issued 50,000 shares of common stock.

On February 13, 2007 the Company received $13,500 for the exercise of 50,000 options exercisable at $0.27 per share and issued 50,000 shares of common stock.

On March 7, 2007 the Company received $13,500 for the exercise of 50,000 options exercisable at $0.27 per share and issued 50,000 shares of common stock.

On February 15, 2007 the Company issued a $500,000 unsecured subordinated demand promissory note to a member of the Company's Board of Directors. The Note will bear interest at 9% per annum and is payable upon demand.

On March 7, 2007 the Company entered into an agreement whereby it borrowed the sum of $500,000 from a member of the Company's Board of Directors and consolidated this sum with the principal and accrued interest of the $500,000 unsecured demand promissory note previously issued on February 15, 2007 (the "Consolidated Note"). This Consolidated Note is in the principal amount of $1,002,589 and bears interest at a rate of 9% per annum and is payable upon demand. The Company may prepay the Consolidated Note without penalty at any time.

On February 16, 2007 the board of directors approved the aggregate award of 2,450,000 stock options to eight employees, two executive officer/directors and four outside directors. The options have immediate vesting with an exercise price of $0.71 per share (fair-market value at the date of grant) with exercise periods ranging from three and five years from the date of award.

On March 5, 2007 the Company's subsidiary ESW Canada Inc., entered into a $2,500,000 revolving work in progress credit facility to finance costs related to orders.

   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

In accordance with the Florida Corporation Act (the "Act"), the Company's Articles of Incorporation (the "Articles") contain provisions which state that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Company or its shareholders for damages for breach of any duty owned to the Corporation or its shareholders. The Company also has the power, by a by-law provision or a resolution of its stockholders or directors, to indemnify the officers and directors against any contingency or peril as may be determined to be in the Company's best interests and in connection therewith to secure policies of insurance.

Item 25.    Other Expenses of Issuance and Distribution.

SEC registration fees                  $ 2,757.57**
Legal fees and expenses                $15,000.00*
Accountants' fees                      $ 5,000.00*
Miscellaneous                          $ 2,500.00*
                                       ----------
Total                                  $25,257.57*
*  Estimated
** Previously submitted on November 8, 2005

Item 26.    Recent Sales of Unregistered Securities

Effective April 21, 2005, the Company received an aggregate of $2,000,000 and issued 2,352,941 shares of common stock; three year warrants to purchase 1,300,000 shares of common stock at $0.90 per share; three year warrants to purchase 200,000 shares of common stock at $2.00 per share; and three year warrants to purchase 200,000 shares of common stock at $3.00 per share to an accredited investor pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Subsequently, on July 5, 2005, the Company completed a second traunche with three (3) accredited investors whereby the Company received an aggregate of $1,850,000 and issued 2,176,471 shares of common stock; three year warrants to purchase 1,202,500 shares of common stock at $0.90 per share; three year warrants to purchase 185,000 shares of common stock at $2.00 per share; and three year warrants to purchase 185,000 shares of common stock at $3.00 per share pursuant to Regulation D of the Securities Act of 1933, as amended.

On September 15, 2004, the Company issued $6.1 million of convertible debentures and 3,050,000 three (3) year warrants to purchase 3,050,000 shares of common stock at $1.00 per share to nine (9) accredited investors under Rule 506 of Regulation D. The debentures are for a term of three (3) years and issued as of September 13, 2004 and are convertible into shares of the Company's common stock at the option of the holder by dividing the principal amount of the debenture to be converted by $0.50. The Debentures earn interest at a rate of 4% per annum payable in cash or shares of the Company's common stock at the discretion of the Company. If the Company elects to pay interest in shares of common stock, the number of shares of common stock to be issued shall be determined by dividing accrued interest by the average fair market value over a period of twenty one
(21) trading days consisting of the day as of which fair market value is being determined and the twenty (20) consecutive trading days prior to such day. Subject to the holder's right to convert, the Company has the right to redeem the debentures at a price equal to one hundred and ten percent (110%) multiplied by the then outstanding principal amount plus unpaid interest to the date of redemption. Upon maturity, the debenture and interest is payable in cash or common stock at the option of the Company in accord with the determination of interest as provided for in the debenture. The warrants contain customary price adjustment protections which were triggered with the April 21, 2005 offering by the Company, whereby the Company adjusted the exercise price of the 3,050,000 three year warrants previously issued from $1.00 per share to $0.85 per share.

EXHIBIT NUMBER DESCRIPTION



3.1       Articles of Incorporation of the Company. (1)

3.2       Bylaws of the Company. (1)

3.3 Articles of Incorporation of the Company, as amended as of November 29, 2001. (Originally filed as exhibit 3.2) (5)

3.4 Articles of Incorporation of the Company as amended July 20, 2005. (Originally filed as exhibit 3.3) (13)

3.5       Bylaws of the Company as amended January 3, 2006 (15)

4.1       Form of Warrant Certificate issued April, 1999. (1)

4.2       Form of Warrant Certificate for 2002 Unit Private Placement (7)

4.3 Form of three (3) year Warrant Certificate exercisable at $0.90 per share issued on April and July 2005. (13)

4.4 Form of three (3) year Warrant Certificate exercisable at $2.00 per share issued on April and July 2005. (13)

4.5 Form of three (3) year Warrant Certificate exercisable at $3.00 per share issued on April and July 2005. (13)

4.6 Form of Specimen of Common Stock Certificate. (Originally filed as exhibit 4.1)

5.1       Opinion of Baratta & Goldstein. **

10.1 Form of Agreement dated January 29, 1999 by and between the shareholders of BBL Technologies, Inc. and the Company. (1)

10.2 Form of Consulting Agreement dated March 31, 1999 by and between May Davis Group and the Company. (1)

10.3 Form of Commission Agreement dated March 31, 1999 by and between May Davis Group and the Company. (1)

10.4 Form of Option Agreement dated June 21, 1999, between David Coates o/a Fifth Business and the Company. (1)

10.5 Form of Option Agreement dated June 21 1999 between Zoya Financial Corp.and the Company. (1)

10.6      Form of Consulting Agreement with Bruno Liber dated January 29,
          2000.(2)

10.7 Form of Office Offer to Lease for Environmental Solutions Worldwide Inc. dated October 6, 1999. (2)

10.8 Form of Financial relations agreement with Continental Capital & Equity Corporation dated December 5, 2000. (4)

10.9 Form of Employment Agreement between John A. Donohoe, Jr. and the Company dated as of September 10, 2003. (6)

10.10 Form of Employment Agreement between Robert R. Marino and the Company dated as of September 10, 2003. (6)

10.11 Form of Employment Agreement between David J. Johnson and the Company dated as of September 10, 2003. (6)

10.12     Form of Subscription Agreement for 2001 Common Stock Placement. (7)

10.13 Form of Subscription Agreement for 2002 Unit Private Placement and related representation letters. (7)

10.14 Form of unsecured subordinated promissory note issued by the Company to AB Odinia, dated August 27,2004.(Originally filed as exhibit 10.1)
          (8)

10.15 Form of Securities Subscription Agreement between the Company and Investor for the purchase of 4% Convertible Debentures and three
          (3)year warrant exercisable at $1.00 per share dated September, 2004.(Originally filed as exhibit 10.1) (9)

10.16 Form of 4% Three (3) Year Debenture issued by the Company dated September, 2004. (Originally filed as exhibit 10.2) (9)

10.17 Form of Three (3) Year Warrant to purchase the Company's Common Stock at $1.00 a share dated September, 2004.(Originally filed as exhibit 10.3) (9)

10.18 Form of Registration Rights Agreement dated September, 2004. (Originally filed as exhibit 10.4) (9)

10.19 Form of Lease agreement and amended lease agreement between the Company's wholly owned subsidiary ESW America Inc. and Nappen & Associates dated on November 16, 2004. (12)*

10.20 Form of Subscription Agreement dated April and July 2005 for Common Stock at $0.85 and Warrants exercisable at $0.90, $2.00 and $3.00 per share. (13)

10.21     Form of Registration rights Agreement dated April and July 2005. (13)

10.22 Form of $1.2 Million Unsecured Subordinated Promissory Note dated June 30, 2006. (16)

10.23 Form of $1 Million Unsecured Subordinated Promissory Note dated September 7, 2006. (17)

10.24 Form of Separation Agreement and Release of Claims by and between the Company and Stan Kolaric dated October 12, 2006. (20)

10.25 Form of $500,000 Unsecured Subordinated Promissory Note dated November 17, 2006. (18)

10.26 Form of Contract for Investor Relations Service by and between the Company and Delta 2005 AG dated December 12, 2006. (20)

10.27 Form of Consolidated $2.3 Million Unsecured Subordinated Demand Promissory Note dated February 9, 2007. (20)

10.28 Form of $500,000 Unsecured Subordinated Demand Promissory Note by and between the Company and Mr. Bengt Odner, dated February 15, 2007. (20)

10.29 Form of Employment Agreement between David J. Johnson and the Company dated as of January 1, 2007. (20)

10.30 Form of Assignment by Inventor by and between the Company and David Johnson dated February 16, 2007. (20)

10.31 Form of Consolidated 1.002 Million Note by and between the company and Mr. Bengt Odner dated March 13, 2007. (20)

10.32 Form of $2.5 Million Financing Loan Agreement by and between ESW Canada Inc and Royal Bank of Canada dated March 5, 2007 (20)

14.1 Code of ethics adopted March 28, 2005 by the Company's Board Of Directors. (12)

14.2 Code of ethics as amended March 28, 2006 by the Company's Board Of Directors. (15)

16.1      Letter from James E. Scheifley & Associates, P. C. (1)

16.2 Letter from Daren, Martenfeld, Carr, Testa and Company LLP dated February 2001. (3)

16.3 Letter of resignation from Goldstein and Morris Certified Public Account P.C. dated October 20, 2004 (10)

16.4 Letter from Goldstein and Morris Certified Public Account P.C. dated November 23, 2004 (11)

21.1      List of subsidiaries. (1)

23.1      Consent of Mintz & Partners, LLP

23.2      Consent of Baratta & Goldstein (included in Opinion filed as part of
          Exhibit 5.1).

24.1      Power of Attorney.**

99.1      Form of Compensation Committee Charter dated February 14, 2007. (19)

(1) Incorporated herein by reference from the Registrant's Form 10 Registration Statement (SEC File No. 000-30392) filed with the Securities and Exchange Commission of November 18, 1999

(2) Incorporated herein by reference from the Registrant's 10-K filed with the Securities and Exchange Commission on March 30, 2000.

(3) Incorporated herein by reference from the Registrant's Form 8-K/A filed with the Securities and Exchange Commission on March 14, 2001.

(4) Incorporated herein by reference from the Registrant's 10-KSB filed with the Securities and Exchange Commission on April 16, 2001.

(5) Incorporated herein by reference from the Registrants Form 10-KSB filed with the Securities and Exchange Commission on April 01, 2002.

(6) Incorporated herein by reference from the Registrant's Form 10-QSB/A filed with the Securities and Exchange Commission on November 26, 2003.

(7) Incorporated by reference from an exhibit filed with the Registrant's Registration Statement on Form S-2 (File No. 333-112125) filed on January 22, 2004.

(8) Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on September 2, 2004.

(9) Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on September 17, 2004.

(10) Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on October 22, 2004.

(11) Incorporated herein by reference from the Registrants Form 8-K/A filed with the Securities and Exchange Commission on December 2, 2004.

(12) Incorporated by reference to the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2005.

(13) Incorporated herein by reference from the Registrants Form 10-QSB filed with the Securities and Exchange Commission on August 15, 2005.

(14) Incorporated herein by reference from the Registrants Form S-8 Registration Statement SEC File No. 333-127549) filed on August 15, 2005.

(15) Incorporated herein by reference from the Registrants Form 10-KSB filed with the Securities and Exchange Commission on April 3, 2006.

(16) Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on June 30, 2006.

(17) Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on September 7, 2006.

(18) Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on November 17, 2006.

(19) Incorporated herein by reference from the Registrants Form 8-K filed with the Securities and Exchange Commission on February 14, 2007.

(20) Incorporated herein by reference from the Registrants Form 10-KSB with the Securities and Exchange Commission on March 30, 2007.


* Confidential treatment requested for a portion of this exhibit

** Previously filed with Form SB-2.

Item 28.    Undertakings

(a) The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-a or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Environmental Solutions Worldwide, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this post-effective Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Concord, Province of Ontario, on the 14th day of May, 2007.

                           Environmental Solutions Worldwide, Inc.


                           By      /s/ David J. Johnson
                                   =============================================
                                   David J. Johnson
                                   President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

        Signature                        Title                       Date
==========================    ===========================    ===================


  /s/ Nitin Amersey           Chairman of the                    May 14, 2007
=========================      Board of Directors
     Nitin Amersey


 /s/ David J. Johnson         Director, President and            May 14, 2007
=========================      Chief Executive Officer
   David J. Johnson


   /s/ Joey Schwartz          Chief Financial Officer,            May 14, 2007
=========================      Acting Principal Accounting
     Joey Schwartz             Officer and Director


  /s/ Bengt G. Odner           Director                          May 14, 2007
=========================
    Bengt G. Odner


/s/ Michael F. Albanese        DIRECTOR                          May 14, 2007
=========================
   Michael F. Albanese


/s/ John Dunlap III            DIRECTOR                          May 14, 2007
=========================
   John Dunlap III